                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             Washington, D. C. 20549

                                    Form 10-K

(Mark One)

  X    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
-----
ACT OF 1934

For the fiscal year ended December 31, 1999 OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________  FDIC Certificate No. 03440

                          First Northern Bank of Dixon
                (Exact name of Bank as specified in its charter)

             California                                 94-0475380
     [State or other jurisdiction           [I.R.S. Employer Identification No.]
    of incorporation or organization]
       195 North First Street
          Dixon, California                               95620
[Address of principal executive offices]               [Zip Code]

          Bank's telephone number, including area code: (707) 678-3041

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:
                           Common Stock, no par value

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item
405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference to Part III of this Form 10-K or any amendment to this Form 10-K. [X]

The aggregate market value of voting stock held by non-affiliates of the Bank was approximately $43,927,620 as of February 29, 2000, based upon the sale price on the OTC Bulletin Board reported for such date. This calculation does not reflect a determination that certain persons are affiliates of the Bank for any other purpose.

3,082,640 shares of the Bank's common stock, no par value, were outstanding at February 29, 2000.









                       DOCUMENTS INCORPORATED BY REFERENCE

Items 10 (as to directors), 11, 12, and 13 of Part III incorporate by reference information from the Bank's Proxy Statement to be filed with the Federal Deposit Insurance Corporation in connection with the solicitation of proxies for the Bank's 2000 Annual Meeting of Shareholders.

                                     Part 1
                                     ------

                                 ITEM 1 BUSINESS

This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. Forward-looking statements include the information concerning possible or assumed future results of operations of the Bank set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," estimate," "consider," or similar expressions are used. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks discussed under "Risk Factors That May Affect Results" on pages 10 through 14 herein and other risk factors discussed elsewhere in this Report.

Unless otherwise indicated, all information herein has been adjusted to give effect to a two-for-one stock split affected by the Bank in September 1998.

First Northern Bank of Dixon ("First Northern" or the "Bank") was established in 1910 under State Charter as Northern Solano Bank, and opened for business on February 1st of that year. On January 2, 1912, the First National Bank of Dixon was established under a Federal Charter, and until 1955, the two entities operated side by side under the same roof and with the same management. In an effort to increase efficiency of operation, reduce operating expense, and improve lending capacity, the two banks were consolidated on April 8, 1955, with the First National Bank of Dixon as the surviving entity.

In order to reduce reserve requirements and operate with higher lending limits, on January 1, 1980, the Federal Charter was relinquished in favor of a State Charter, and the Bank's name was changed to First Northern Bank of Dixon.

First Northern Bank of Dixon engages in the general commercial banking business in Solano and Yolo Counties, and parts of Sacramento County.

The Bank's Administrative Offices are located in Dixon. Also located in
Dixon are the Data Processing/Central Operations Department and the Central Loan Department.

The Bank has seven (7) full service Branches. Three are located in the Solano County cities of Dixon, Fairfield, and Vacaville. The remaining four Branches are located in the Yolo County cities of Winters, Davis, West Sacramento and Woodland. In addition, the Bank has a Real Estate Department in Davis which deals solely in residential mortgages and construction loans, a Real Estate Loan Office in El Dorado Hills, El Dorado County, and an SBA Loan Office in Sacramento, Sacramento County.

First Northern is in the commercial banking business, which includes accepting demand, interest bearing transaction, savings, and time deposits, and making commercial, consumer, and real estate related loans. It also offers installment note collection, issues cashier's checks and money orders, sells travelers' checks, rents safe deposit boxes, and provides other customary banking services. The Bank is a member of the Federal Deposit Insurance Corporation ("FDIC") and each depositor's account is insured up to $100,000.

First Northern also offers a complete range of alternative investment products and services. The Bank offers these services through Select Capital Corporation, an independent broker/dealer and a member of NASD and SIPC; and Select Advisors, Inc., a registered investment advisor. All investments and/or financial services offered by the representatives of Select Capital Corporation and Select Advisors, Inc. are not insured by the FDIC.

The Bank offers limited international banking services and is looking into providing trust services through an affiliation.

The operating policy of the Bank since inception has emphasized serving the banking needs of individuals and small-to medium-sized businesses. In Dixon, this has included businesses involved in crop and livestock production. The economy of the Dixon area was primarily dependent upon agricultural related sources of income and most employment opportunities were also related to agriculture.

Agriculture continued to be a significant factor in the Bank's business after the opening of the first Branch Office in Winters in 1970. A significant step was taken in 1976 to reduce the Bank's dependence on agriculture with the opening of the Davis Branch.

The Davis economy is supported significantly by the University of California, Davis. In 1981, a depository Branch was opened in South Davis, and was consolidated into the main Davis Branch in 1986.

In 1983, the West Sacramento Branch was opened. The West Sacramento economy is built around transportation and distribution related business. This addition to the Bank's market area has further reduced the Bank's dependence on agriculture.

In order to accommodate the demand of the Bank's customers for long-term residential real estate loans, a Real Estate Loan Office was opened in 1983. This office is centrally located in Davis, and has enabled the Bank to access the secondary real estate market.

The Vacaville Branch was opened in 1985. Vacaville is a rapidly growing community with a diverse economic base including state prison (Department of Corrections), food processing, distribution, shopping centers (Factory Outlet Stores), medical, and other varied industries.

In 1994, the Fairfield Branch was opened. Fairfield has also been a rapidly growing community bounded by Vacaville on the east. Its diverse economic base includes military (Travis AFB), food processing (Anheuser-Busch plant), retail (Solano Mall), manufacturing, medical, and agriculture. Fairfield is the county seat for Solano County.

A Real Estate Loan Production Office was opened in El Dorado Hills, in April of 1996, to serve the growing mortgage loan demand in the foothills area north of Sacramento.

A Small Business Administration (SBA) Loan Department was opened in April of 1997 in Sacramento to serve the small business and industrial loan demand throughout the Bank's entire market area.

In June of 1997, the Bank's seventh Branch was opened in Woodland, the County Seat of Yolo County. Woodland is an expanding and diversified 10.5 square mile city with an economy dominated by agribusiness, retail services, and an expanding industrial sector.

Through this period of change and diversification, the Bank's policy, which emphasizes serving the banking needs of individuals and small-to medium-sized businesses, has not changed. The Bank takes real estate, crop proceeds, securities, savings and time deposits, automobiles, and equipment as collateral for loans.

Most of the Bank's deposits are attracted from the market of northern and central Solano County and southern and central Yolo County. The Bank is not dependent on any single person or entity for its deposits. The loss of any one or more of the Bank's depositors would not have a material adverse effect on the business of the Bank.

As of February 29, 2000, the Bank employed a total of 195 people: 77 officers, including four principal officers, plus 45 full-time and 73 part-time employees.

First Northern has historically experienced seasonal swings in both deposit and loan volumes due primarily to the agricultural economy. Deposits have typically hit lows in February or March and peaked in November or December. Loans typically peaked in the late spring and hit lows in the fall as crops are harvested and sold. More recent experience shows the same deposit and loan swings, since the real estate and agricultural economies tend to follow the same seasonal cycle.

The Effect of Government Policy on Banking

The earnings and growth of the Bank are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. For example, the Board of Governors of the Federal Reserve System ("FRB") influences the supply of money through its open market operations in U.S. Government securities and adjustments to the discount rates applicable to borrowings by depository institutions and others. Such actions influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of the Bank cannot be predicted. Additionally, state and federal tax policies can impact banking organizations.

As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Bank is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of the Bank.


Bank Regulation and Supervision

The Bank is subject to regulation, supervision and regular examination by the California Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation (the "FDIC"). The regulations of these agencies affect most aspects of the Bank's business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of the Bank's activities and various other requirements. While the Bank is not a member of the FRB, it is also subject to certain regulations of the FRB dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B).

Under California law, the Bank is subject to various restrictions on, and requirements regarding, its operations and administration including the maintenance of branch offices and automated teller machines, capital and reserve requirements, deposits and borrowings, stockholder rights and duties, and investment and lending activities. Whenever it appears that the contributed capital of a California bank is impaired, the California Commissioner of Financial Institutions ("Commissioner") shall order the bank to correct such impairment. If a bank is unable to correct the impairment, such bank is required to levy and collect an assessment upon its common shares. If such assessment becomes delinquent, such common shares are to be sold by the bank.

California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to a state chartered bank receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the Commissioner. Federal banking laws, however, impose limitations on the activities and equity investments of state chartered, federally insured banks. The FDIC rules on investments prohibit a state bank from acquiring an equity investment of a type, or in an amount, not permissible for a national bank. Non-permissible investments must have been divested by state banks no later than December 19, 1996. FDIC rules also prohibit a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless the bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities generally permit subsidiaries of banks, without prior specific FDIC authorization, to engage in those activities that have been approved by the FRB for bank holding companies because such activities are so closely related to banking to be a proper incident thereto. Other activities generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

Capital Standards

The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance-sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance-sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

In determining the capital level the Bank is required to maintain, the federal banking agencies do not, in all respects, follow generally accepted accounting principles ("GAAP") and have special rules which have the effect of reducing the amount of capital that will be recognized for purposes of determining the capital adequacy of the Bank.

A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance-sheet items. The regulators measure risk-adjusted assets and off-balance-sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock, other types of qualifying preferred stock and minority interests in certain subsidiaries, less most other intangible assets and other adjustments. Net unrealized losses on available-for-sale equity securities with readily determinable fair value must be deducted in determining Tier 1 capital. Additionally, as of April 1, 1995, for Tier 1 capital purposes, deferred tax assets that can only be realized if an institution earns sufficient taxable income in the future will be limited to the amount that the institution is expected to realize within one year, or ten percent of Tier 1 capital, whichever is less. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, term preferred stock and other types of preferred stock not qualifying as Tier 1 capital, term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance-sheet items of 8%, and a minimum ratio of Tier 1 capital to adjusted average risk-adjusted assets and off-balance-sheet items of 4%.

On October 1, 1998, the FDIC adopted two rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first rule makes risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and requires different amounts of capital for different risk positions in asset securitization transactions. The second rule permits limited amounts of unrealized gains on debt and equity securities to be recognized for risk-based capital purposes as of September 1, 1998. The FDIC rules also provide that a qualifying institution that sells small business loans and leases with recourse must hold capital only against the amount of recourse retained. In general, a qualifying institution is one that is well-capitalized under the FDIC's prompt corrective action rules. The amount of recourse that can receive the preferential capital treatment cannot exceed 15% of the institution's total risk-based capital.

In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total assets, referred to as the leverage capital ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. It is improbable; however, that an institution with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators' rating. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, must be at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

As of December 31, 1999, the Bank's capital ratios exceeded applicable regulatory requirements. The following tables present the capital ratios for the Bank, compared to the standards for well-capitalized depository institutions, as of December 31, 1999 (amounts in thousands except percentage amounts).


                                                                                                  Well                 Minimum
                                                                  Actual                       Capitalized             Capital
                                                                                                  Ratio              Requirement
                                                ------------------------------------           ------------          -----------
                                                       Capital                Ratio
                                                       -------                -----

Leverage...................................            $32,421                8.67%                 5.0%                    4.0%
Tier 1 Risk-Based..........................             32,421               13.63%                 6.0%                    4.0%
Total Risk-Based...........................             35,454               14.91%                10.0%                    8.0%



The federal banking agencies must take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. The federal banking agencies must also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluation of a bank's capital adequacy.

Prompt Corrective Action and Other Enforcement Mechanisms

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:


          "Well capitalized"                                              "Adequately capitalized"
           ----------------                                                ----------------------
          Total risk-based capital of 10%;                                Total risk-based capital of 8%;
          Tier 1 risk-based capital of 6%; and                            Tier 1 risk-based capital of 4%; and
          Leverage ratio of 5%.                                           Leverage ratio of 4%.

          "Undercapitalized"                                              "Significantly undercapitalized"
           ----------------                                                ------------------------------
          Total risk-based capital less than 8%;                          Total risk-based capital less than 6%;
          Tier 1 risk-based capital less than 4%; or                      Tier 1 risk-based capital less than 3%; or
          Leverage ratio less than 4%.                                    Leverage ratio less than 3%.
          "Critically undercapitalized"
          Tangible equity to total assets less than 2%.

An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon

                                     -117-


a judicial determination that the agency would be harmed if such equitable relief was not granted.

Safety and Soundness Standards

FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as have the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.


Restrictions on Dividends and Other Distributions

The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

The federal banking agencies also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

In addition to the restrictions imposed under federal law, banks chartered under California law generally may only pay cash dividends to the extent such payments do not exceed the lesser of retained earnings of the bank or the bank's net income for its last three fiscal years (less any distributions to shareholders during such period). In the event a bank desires to pay cash dividends in excess of such amount, the bank may pay a cash dividend with the prior approval of the Commissioner in an amount not exceeding the greatest of the bank's retained earnings, the bank's net income for its last fiscal year, or the bank's net income for its current fiscal year.


Premiums for Deposit Insurance and Assessments for Examinations

FDICIA established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of premiums will be.

Community Reinvestment Act and Fair Lending Developments

The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate-income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.


Recently Enacted Legislation

On November 12, 1999 President Clinton signed into law the Gramm-Leach-Bliley Act, or the Financial Services Act of 1999 (the "FSA") which becomes effective March 11, 2000. The FSA repeals provisions of the Glass-Steagall Act, which had prohibited commercial banks and securities firms from affiliating with each other and engaging in each other's businesses. Thus, many of the barriers prohibiting affiliations between commercial banks and securities firms have been eliminated.

The Bank Holding Company Act of 1956, as amended (the "BHCA"), is also amended by the FSA, to allow new "financial holding companies" ("FHC") to offer banking, insurance, securities and other financial products to consumers. Specifically, the FSA amends section 4 of the BHCA in order to provide for a framework for the engagement in new financial activities. Bank holding companies ("BHC") may elect to become a financial holding company if all its subsidiary depository institutions are well-capitalized and well-managed. If these requirements are met, a BHC may file a certification to that effect with the FRB and declare that it chooses to become a FHC. After the certification and declaration is filed, the FHC may engage either de novo or through an acquisition in any activity that has been determined by the FRB to be financial in nature or incidental to such financial activity. BHCs may engage in financial activities without prior notice to the FRB if those activities qualify under the BHCA. However, notice must be given to the FRB within 30 days after a FHC has commenced one or more of the financial activities.

Under the FSA, FDIC-insured state banks, subject to various requirements (and national banks) are permitted to engage through "financial subsidiaries" in certain financial activities permissible for affiliates of FHCs. However, to be able to engage in such activities the state bank must also be well-capitalized and well-managed and receive at least a "satisfactory" rating in its most recent Community Reinvestment Act examination.

The Bank cannot be certain of the effect of the foregoing recently enacted legislation on its business, although there is likely to be consolidation among financial services institutions and increased competition for the Bank.


Pending Legislation and Regulations

Certain pending legislative proposals include bills to let banks pay interest on business checking accounts, to cap consumer liability for stolen debit cards, and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy.

Quantitative and Qualitative Disclosures About Market Risk

While there are several varieties of market risk, the market risk material to the Bank is interest rate risk. Within the context of interest rate risk, market risk is the risk of loss due to changes in market interest rates that have an adverse effect on net interest income, earnings, capital or the fair value of financial instruments. Exposure to this type of risk is a regular part of a financial institution's operations. The fundamental activities of making loans, purchasing investment securities, and accepting deposits inherently involve exposure to interest rate risk. The Bank monitors the repricing differences between assets and liabilities on a regular basis and estimates exposure to net interest income, net income, and capital based upon assumed changes in the market yield curve. The following tables summarize the expected maturity, principal repayment and fair value of the financial instruments that are sensitive to changes in interest rates:

             Interest Rate Sensitivity Analysis at December 31, 1999

-----------------------------------------------------------------------------------------------------------------------------------
                                               Expected Maturity/Repricing/Principal Payment

In Thousands                             Within 1     1 Year to    3 Years to     After 5             Total              Fair
                                           Year        3 Years      5 Years        Years              Balance            Value
-----------------------------------------------------------------------------------------------------------------------------------

Interest-Sensitive Assets:
Federal funds sold                        37,300            -             -            -              37,300             37,300
   Average interest rate                   5.50%            -             -            -               5.50%
Fixed rate investments                    16,520       33,811        30,866       54,255             135,452            135,452
   Average interest rate                   6.20%        6.40%         6.40%        6.14%               6.27%
Fixed rate loans (1)                       5,833        2,539            64       45,575              54,011             49,930
   Average interest rate                   8.38%       10.80%        10.80%        7.47%               7.73%
Floating rate loans (2)                   83,524       14,739             -            -              98,263             98,698
   Average interest rate                   9.89%       10.01%             -            -               9.91%
Loans held for sale                            -       10,657             -            -              10,657             10,667
   Average interest rate                       -        7.80%             -            -               7.80%

Interest-Sensitive Liabilities:
NOW account deposits (2)                  10,261        9,072         7,256        9,695              36,284             36,284
   Average interest rate                   1.35%        1.35%         1.35%        1.35%               1.35%
Money market deposits (2)                 15,800       13,166        13,166       10,540              52,672             52,672
   Average interest rate                   2.20%        2.20%         2.20%        2.20%               2.20%
Savings deposits (2)                      17,446        9,970        12,462        9,967              49,845             49,845
   Average interest rate                   2.50%        2.50%         2.50%        2.50%               2.50%
Certificates of deposit                  103,916        6,251           537            -             110,704            110,404
   Average interest rate                   4.53%        4.94%         4.47%            -               4.55%
Interest-Sensitive Off-Balance Sheet
Items:
Commitments to lend                            -            -             -            -              76,101                571
Standby letters of credit                      -            -             -            -               3,600                 36
-----------------------------------------------------------------------------------------------------------------------------------


             Interest Rate Sensitivity Analysis at December 31, 1998

-----------------------------------------------------------------------------------------------------------------------------------
                                               Expected Maturity/Repricing/Principal Payment

In Thousands                             Within 1     1 Year to    3 Years to     After 5             Total              Fair
                                           Year        3 Years      5 Years        Years              Balance            Value
-----------------------------------------------------------------------------------------------------------------------------------
Interest-Sensitive Assets:
Federal funds sold                        25,400            -             -            -              25,400             25,400
   Average interest rate                   4.75%            -             -            -               4.75%
Fixed rate investments                    19,924       36,004        16,135       55,486             127,549            127,549
   Average interest rate                   6.22%        5.95%         5.95%        6.51%               6.09%
Fixed rate loans (1)                       9,739        1,608            69       11,722              23,138             23,003
   Average interest rate                   8.54%        10.42        10.42%        8.62%               8.72%
Floating rate loans (2)                   91,630        7,870             -            -              99,500            103,368
   Average interest rate                   9.05%        8.96%             -            -               9.04%
Loans held for sale                            -       29,021             -            -              29,021             29,596
   Average interest rate                       -        7.03%             -            -               7.03%

Interest-Sensitive Liabilities:
NOW account deposits (2)                  10,261        9,072         7,256        9,695              36,394             36,394
   Average interest rate                   1.35%        1.35%         1.35%        1.35%               1.35%
Money market deposits (2)                 15,800       13,166        13,166       10,540              43,942             43,942
   Average interest rate                   2.22%        2.22%         2.22%        2.22%               2.22%
Savings deposits (2)                      17,446        9,970        12,462        9,967              41,844             41,844
   Average interest rate                   2.75%        2.75%         2.75%        2.75%               2.75%
Certificates of deposit                  103,808        5,251           850            -             109,909            110,410

                                     -121-

   Average interest rate                   4.79%        5.10%         4.92%            -               4.81%

Interest-Sensitive Off-Balance Sheet
Items:
Commitments to lend                                                                                   63,853                479
Standby letters of credit                                                                                713                  7
-----------------------------------------------------------------------------------------------------------------------------------


(1) Based upon contractual maturity dates and interest rate repricing.

(2) NOW, money market and savings deposits do not carry contractual maturity dates. The actual maturities of NOW, money market, and savings deposits could vary substantially if future prepayments differ from the Bank's historical experience.

The Bank controls interest rate risk by matching assets and liabilities. One tool used to ensure market rate return is variable rate loans. Loans totaling $89,357,000 or 54.84% of the total loan portfolio (including loans held for sale) are subject to repricing within one year. Loan maturities in the after five-year category increased to $45,575,000 at December 31, 1999 from $11,722,000 at December 31, 1998. The reason for this increase was due, for the most part, to transfers effective July 1, 1999 and October 1, 1999 of $25,567,000 and $3,656,000, respectively, from held for sale loans to held to maturity loans.

The Bank is required by FASB 115 to mark to market the Available for Sale investments at the end of each quarter. Mark to market resulted in a negative capital entry of $3,7658,000 as reflected on the December 31, 1999 balance sheet. Mark to market impact on capital on December 31, 1998 was a positive $1,835,000. These entries were the result of fluctuating interest rates.


Risk Factors That May Affect Results

This Report includes forward-looking statements within the meaning of the Exchange Act. These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Bank set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed below and elsewhere in this Report. The Bank's actual future results and shareholder values may differ materially from those anticipated and expressed in these forward-looking statements. Many of the factors that will determine these results and values, including those below, are beyond the Bank's ability to control or predict.


Lending Risks Associated with Commercial Banking Activities

The Bank's business strategy is to focus on commercial business loans (which includes agricultural loans), construction loans and commercial and multi-family real estate loans. The principal factors affecting the Bank's risk of loss in connection with commercial business loans include the borrower's ability to manage its business affairs and cash flows, general economic conditions and, with respect to agricultural loans, weather and climate conditions. Loans secured by commercial real estate are generally larger and involve a greater degree of credit and transaction risk than residential mortgage (one to four family) loans. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on successful operation or management of the underlying properties, repayment of such loans may be subject to a greater extent to the then prevailing conditions in the real estate market or the economy. Real estate construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Bank may be confronted with a project which, when completed, has a value which is insufficient to assure full repayment of the construction loan.

Although the Bank manages lending risks through its underwriting and credit administration policies, no assurance can be given that such risks would not materialize, in which event the Bank's financial condition, results of operations, cash flows and business prospects could be materially adversely affected.


Dependence on Real Estate

At December 31, 1999, approximately 61% of the Bank's loans were secured by real estate. The value of the Bank's real estate collateral has been, and could in the future continue to be, adversely affected by any economic recession and any resulting adverse impact on the real estate market in Northern California such as that experienced during the early years of this decade. See "-Economic Conditions and Geographic Concentration."

The Bank's primary lending focus has historically been commercial (including agricultural), construction and real estate mortgage. At December 31, 1999, real estate mortgage and construction loans comprised approximately 26% and 21%, respectively, of the total loans in the Bank's portfolio. At December 31, 1999, all of the Bank's real estate mortgage and construction loans and approximately 33% of its commercial loans were secured fully or in part by deeds of trust on underlying real estate. The Bank's dependence on real estate increases the risk of loss in both the Bank's loan portfolio and its holdings of other real estate owned if economic conditions in Northern California deteriorate in the future. Deterioration of the real estate market in Northern California would have a material adverse effect on the Bank's business, financial condition and results of operations. See "-Economic Conditions and Geographic Concentration."


Interest Rate Risk

The income of the Bank depends to a great extent on "interest rate differentials" and the resulting net interest margins (i.e., the difference between the interest rates earned on the Bank's interest-earning assets such as loans and investment securities, and the interest rates paid on the Bank's interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors which are beyond the Bank's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the FRB. The Bank is generally adversely affected by declining interest rates. In addition, changes in monetary policy, including changes in interest rates, influence the origination of loans, the purchase of investments and the generation of deposits and affect the rates received on loans and investment securities and paid on deposits, which could have a material adverse effect on the Bank's business, financial condition and results of operations. See "Quantitative and Qualitative Disclosure About Market Risk."


Potential Volatility of Deposits

At December 31, 1999, 13% of the dollar value of the Bank's total deposits was represented by time certificates of deposit in excess of $100,000. As such, these deposits are considered volatile and could be subject to withdrawal. Withdrawal of a material amount of such deposits would adversely impact the Bank's liquidity, profitability, business prospects, results of operations and cash flows.


Dividends

The ability of the Bank to pay cash dividends in the future depends on the Bank's profitability, growth and capital needs. In addition, the California Financial Code restricts the ability of the Bank to pay dividends. No assurance can be given that the Bank will pay any dividends in the future or, if paid, such dividends will not be discontinued. See "-Supervision and Regulation-Restrictions on Dividends and Other Distributions."


Competition

In California generally, and in the Bank's primary market area specifically, major banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of the Bank. In obtaining deposits and making loans, the Bank competes with these larger commercial banks and other financial institutions, such as savings and loan associations and credit unions, which offer many services which traditionally were offered only by banks. In addition, the Bank competes with other institutions such as money market funds, brokerage firms, and even retail stores seeking to penetrate the financial services market. During periods of declining interest rates, competitors with lower costs of capital may solicit the Bank's customers to refinance their loans. Furthermore, during periods of economic slowdown or recession, the Bank's borrowers may face financial difficulties and be more receptive to offers from the Bank's competitors to refinance their loans. No assurance can be given that the Bank will be able to compete with these lenders. See "-Competition."

Government Regulation and Legislation

The Bank is subject to extensive state and federal regulation, supervision and legislation which govern almost all aspects of the operations of the Bank. The business of the Bank is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Such laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of the Bank. The Bank cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on the business and prospects of the Bank, but it could be material and adverse. See "-Supervision and Regulation."


Economic Conditions and Geographic Concentration

The Bank's operations are located and concentrated primarily in Northern California, particularly the counties of Placer, Sacramento, Solano and Yolo, and are likely to remain so for the foreseeable future. At December 31, 1999, approximately 61% of the Bank's loan portfolio consisted of real estate related loans, all of which were related to collateral located in Northern California. The performance of these loans may be adversely affected by changes in California's economic and business conditions. A deterioration in economic conditions could have a material adverse effect on the quality of the Bank's loan portfolio and the demand for its products and services. In addition, during periods of economic slowdown or recession, the Bank may experience a decline in collateral values and an increase in delinquencies and defaults. A decline in collateral values and an increase in delinquencies and defaults increase the possibility and severity of losses. California real estate is also subject to certain natural disasters, such as earthquakes, floods and mud slides, which are typically not covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may make it difficult or impossible for borrowers to repay loans made by the Bank. The occurrence of adverse economic conditions or natural disasters in California could have a material adverse effect on the Bank's financial condition, results of operations, cash flows and business prospects.


Reliance on Key Employees and Others

The Bank is dependent upon the continued services of its key employees, including Owen J. Onsum, President and Chief Executive Officer, Robert M. Walker, Senior Vice President and Branch Administrator, Donald J. Fish, Senior Vice President and Senior Credit Officer, and Louise A. Walker, Senior Vice President and Cashier. The loss of the services of any such employee, or the failure of the Bank to attract and retain other qualified personnel, could have a material adverse effect on the Bank's business, financial condition and results of operations.


Adequacy of Allowance for Loan and Other Real Estate Losses

The Bank's allowance for estimated losses on loans was approximately $7.8 million, or 4.6% of total loans, and 1,476% of total nonperforming loans at December 31, 1999. Material future additions to the allowance for estimated losses on loans may be necessary if material adverse changes in economic conditions occur and the performance of the Bank's loan portfolio deteriorates. In addition, future additions to the Bank's allowance for losses on other real estate owned may also be required in order to reflect changes in the markets for real estate in which the Bank's other real estate owned is located and other factors which may result in adjustments which are necessary to ensure that the Bank's foreclosed assets are carried at the lower of cost or fair value, less estimated costs to dispose of the properties. Moreover, the FDIC and the DFI, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans and the carrying value of its assets. Increases in the provisions for estimated losses on loans and foreclosed assets would adversely affect the Bank's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Summary of Loan Loss Experience."

Shares Eligible for Future Sale

As of February 29, 2000, the Bank had 3,082,640 shares of Common Stock outstanding, all of which are eligible for sale in the public market without restriction. Future sales of substantial amounts of the Bank's Common Stock, or the perception that such sales could occur, could have a material adverse effect on the market price of the Common Stock. In addition, options to acquire up to six percent of the outstanding shares of Common Stock at exercise prices ranging from $11.11 to $13.51 have been issued to directors and certain employees of the Bank under the Bank's 1997 Stock Option Plan and Outside Directors 1997 Nonstatutory Stock Option Plan, and options to acquire up to an additional 17% of the outstanding shares of Common Stock are reserved for issuance under such plans. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Bank's Common Stock. See "Market for the Bank's Common Stock and Related Stockholder Matters."


Absence of Public Market; Volatility in Stock Price

There currently is no active trading market for the Bank's Common Stock. No assurance can be given that an active public trading market will develop or that, if developed, it will be sustained. As a result of the lack of a trading market, the market price of the Bank's Common Stock may experience fluctuations that are unrelated to the operating performance of the Bank. In particular, the price of the Bank's Common Stock may be affected by general market price movements as well as developments specifically related to the financial services sector, including interest rate movements, quarterly variations, or changes in financial estimates by securities analysts and a significant reduction in the price of the stock of another participant in the financial services industry.


Technology and Computer Systems

Advances and changes in technology can significantly impact the business and operations of the Bank. The Bank faces many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. The Bank's merchant processing services require the use of advanced computer hardware and software technology and rapidly changing customer and regulatory requirements. The Bank's ability to compete depends on its ability to continue to adapt its technology on a timely and cost-effective basis to meet these requirements. In addition, the Bank's business and operations are susceptible to negative impacts from computer system failures, communication and energy disruption and unethical individuals with the technological ability to cause disruptions or failures of the Bank's data processing systems.

Many computer programs were designed and developed utilizing only two digits in the date field, thereby creating the inability to recognize the year 2000 or years thereafter. This year 2000 issue creates risks for the Bank from unforeseen or unanticipated problems in its internal computer systems as well as from computer systems of the Federal Reserve Bank of San Francisco, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material adverse impact on the Bank's ability to conduct its business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Year 2000."


Environmental Risks

The Bank, in its ordinary course of business, acquires real property securing loans that are in default, and there is a risk that hazardous substances or waste, contaminants or pollutants could exist on such properties. The Bank may be required to remove or remediate such substances from the affected properties at its expense, and the cost of such removal or remediation may substantially exceed the value of the affected properties or the loans secured by such properties. Furthermore, the Bank may not have adequate remedies against the prior owners or other responsible parties to recover its costs. Finally, the Bank may find it difficult or impossible to sell the affected properties either prior to or following any such removal. In addition, the Bank may be considered liable for environmental liabilities in connection with its borrowers' properties, if, among other things, it participates in the management of its borrowers' operations. The occurrence of such an event could have a material adverse effect on the Bank's business, financial condition, results of operations and cash flows.

Dilution

As of February 29, 2000, the Bank had outstanding options to purchase an aggregate of 196,665 shares of Common Stock at exercise prices ranging from $11.11 to $13.51 per share, or a weighted average exercise price per share of $13.11. To the extent such options are exercised, shareholders of the Bank will experience dilution. See "Market for the Bank's Common Stock and Related Stockholder Matters."


Competition

In the past, an independent bank's principal competitors for deposits and loans have been other banks (particularly major banks), savings and loan associations and credit unions. To a lesser extent, competition was also provided by thrift and loans, mortgage brokerage companies and insurance companies. Other institutions, such as brokerage houses, mutual fund companies, credit card companies, and even retail establishments have offered new investment vehicles which also compete with banks for deposit business. The direction of federal legislation in recent years seems to favor competition between different types of financial institutions and to foster new entrants into the financial services market. The enactment of the FSA is the latest evidence of this trend, and it is anticipated that this trend will continue as financial services institutions combine to take advantage of the FSA's elimination of the barriers against such affiliations.

In order to compete with major financial institutions and other competitors in its primary service areas, the Bank relies upon the experience of its executive and senior officers in serving business clients, and upon its specialized services, local promotional activities and the personal contacts made by its officers, directors, and employees.

For customers whose loan demand exceeds the Bank's legal lending limit, the Bank may arrange for such loans on a participation basis with correspondent banks. The seasonal swings discussed earlier have, in the past, had some impact on the Bank's liquidity. The management of investment maturities, sale of loan participations, federal fund borrowings, qualification for funds under the Federal Reserve Bank's seasonal credit program, and the ability to sell mortgages in the secondary market have allowed the Bank to satisfactorily manage its liquidity.

The enactment of the Interstate Banking and Branching Act in 1994 and the California Interstate Banking and Branching Act of 1995 have increased competition within California. It is believed that the recent enactment of the FSA will further increase competition within California. Moreover, regulatory reform, as well as other changes in federal and California law will also affect competition. While the impact of these changes, and of other proposed changes, cannot be predicted with certainty, it is clear that the business of banking in California will remain highly competitive.

                               ITEM 2 - PROPERTIES

Dixon Branch - Consists of a two-story building with approximately 16,600 square feet of space situated in the central business district in the city of Dixon in northern Solano County. This property is owned by the Bank with no encumbrances.

Vacaville Branch - Approximately 5,000 square feet of space situated in a shopping center in the city of Vacaville in north central Solano County. The property is subject to a lease expiring in December 2005. The term of the lease is fifteen years with options to extend this lease for an additional nineteen years.

Fairfield Branch - Approximately 3,800 square feet of space situated in an office complex in the city of Fairfield in western Solano County. Property is subject to a lease expiring in December 2001.

Operations Center - Consists of a one-story building with approximately 33,500 square feet of space situated in the central business district in the city of Dixon in northern Solano County. The property is owned by the Bank with no encumbrances.

Future Bank Site - Vacant lot situated in the city of Dixon in northern Solano County. The property is owned by the Bank with no encumbrances.

Winters Branch - Consists of a two-story building with approximately 2,800 square feet of space situated in the central business district in the city of Winters in southern Yolo County. The property is owned by the Bank with no encumbrances.

Davis Branch - Approximately 5,000 square feet of space situated in the central business district in the city of Davis in southern Yolo County. The property is subject to a lease expiring in March 2004.

Real Estate Department - Approximately 2,200 square feet of space situated in the central business district in the city of Davis in southern Yolo County. The property is subject to a month-to-month lease.

West Sacramento Branch - Consists of a one-story building with approximately 5,000 square feet of space situated in the Port of Sacramento industrial park in the city of West Sacramento in southern Yolo County. The property is owned by the Bank with no encumbrances.

Woodland Branch - Approximately 3,800 square feet of space situated in the central business district in the city of Woodland in central Yolo County. The property is subject to a lease expiring in April 2002. The Bank has options to extend this lease an additional fifteen years.

El Dorado Hills Loan Production Office - Approximately 800 square feet of space situated in an office complex in the city of El Dorado Hills in El Dorado County. The property is subject to a month-to-month lease.

SBA Loan Production Office - Approximately 800 square feet of space situated in the central business district, in an office complex, in the city of Sacramento in Sacramento County. Property is subject to a lease expiring in April 2000. The term of the lease is one year.


                           ITEM 3 - LEGAL PROCEEDINGS

The Bank is not a party to or the subject of, nor is any of the property of the Bank the subject of any material pending legal proceedings, other than ordinary routine litigation incidental to the Bank's business.

          ITEM 4 - SUBMISSION OF MATTERS TO A VOATE OF SECURITY HOLDERS



Not Applicable.

                                     PART II
                                     -------

  ITEM 5 - MARKET FOR THE BANK'S COMMON STOCK AND RELATED STOCK HOLDER MATTERS


The Bank's common stock is not listed on any exchange, nor is it included on NASDAQ. However, trades may be reported on the OTC Bulletin Board under the symbol "FDIX". The Bank is aware that Hoefer & Arnett, Inc., Sutro & Co. and PaineWebber, Inc. all make a market in the Bank's common stock. Management is aware that there are also private transactions in the Bank's common stock although the data set forth below may not reflect all such transactions.

The following table summarizes the range of sales prices of the Bank's Common Stock for each quarter during the last two fiscal years and is based on information provided by Hoefer & Arnett, Inc. The quotations reflect the price that would be received by the seller without retail mark-up, mark-down or commissions and may not have represented actual transactions:

        QUARTER/YEAR                  HIGH                      LOW
        ------------                  ----                      ---
        4th Quarter 1999             $14.00                   $13.50
        3rd Quarter 1999             $14.50                   $13.25
        2nd Quarter 1999             $14.00                   $12.75
        1st Quarter 1999             $13.50                   $11.75

        4th Quarter 1998*            $15.00                   $13.00
        3rd Quarter 1998             $30.50                   $26.00
        2nd Quarter 1998             $29.38                   $27.63
        1st Quarter 1998             $30.00                   $27.68


     * On September 30, 1998, the Board of Directors authorized a two-for-one stock split of the Bank's common stock in which each share of the Bank's stock was converted into two shares.



As of February 29, 2000, there were approximately 868 holders of record of the Bank's common stock, no par value, which is the only class of equity securities authorized or issued.

In the last two years the Bank has declared the following stock dividends:

             Shareholder                 Dividend                    Date
             Record Date                Percentage                  Payable
             -----------                ----------                  -------
          February 26, 1999                 5%                   March 31, 1999
          February 27, 1998                 5%                   March 31, 1998


The Bank has not paid a cash dividend in the past five years and does not expect to pay a cash dividend in the foreseeable future.

There are regulatory limitations on cash dividends that may be paid by the Bank under state and federal laws. See "Supervision and Regulation - Restrictions on Dividends and Other Distributions."

                        ITEM 6 - SELECTED FINANCIAL DATA

The selected consolidated financial data below have been derived from the Bank's audited financial statements. The selected consolidated financial data set forth below as of December 31, 1996, and 1995 have been derived from the Bank's historical financial statements not included in this Report. The financial information for 1999, 1998 and 1997 should be read in conjunction "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is in Part I (Item 7) of this Report and with the Bank's audited financial statements and the notes thereto, which are included in Part II (Item 8) of this Report.


                                                       Summary of Operations for the year ended December 31,
                                                       -----------------------------------------------------

                                           1999                1998                 1997               1996                1995
                                           ----                ----                 ----               ----                ----


Interest Income
  and Loan Fees                    $     25,916,802    $     24,308,654     $     22,021,809   $      20,797,132   $      21,396,091

Interest Expense                        (7,835,726)         (8,497,727)          (8,100,283)         (7,431,902)         (6,914,349)
                                     ---------------     ---------------      ---------------    ----------------    ---------------

Net Interest Income                      18,081,076          15,810,927           13,921,526          13,365,230          14,481,742

Recovery of (Provision for)
  Loan Losses                               800,000           (760,000)          (2,115,500)         (8,331,900)         (2,820,700)
                                     ---------------     ---------------      ---------------    ----------------    ---------------

Net Interest Income after
  Recovery of (Provision for)
  Loan Losses                            18,881,076          15,050,927           11,806,026           5,033,330          11,661,042

Other Operating Income                    1,963,997           1,971,965            1,718,789           1,759,424           1,339,779

Other Operating Expense                (14,640,645)        (12,797,185)         (11,369,002)        (12,233,188)        (10,658,175)
                                     ---------------     ---------------      ---------------    ----------------    ---------------

Earnings (Loss) before Taxes              6,204,428           4,225,707            2,155,813         (5,440,434)           2,342,646

(Provision) Benefit for Taxes           (2,121,443)         (1,224,864)            (426,144)           2,703,100           (467,421)
                                     ---------------     ---------------      ---------------    ----------------    ---------------

Net Earnings (Loss)                $      4,082,985    $      3,000,843     $      1,729,669   $     (2,737,334)   $       1,875,225
                                     ===============     ===============      ===============    ================    ===============

Basic Earnings
(Loss) Per Share *                            $1.25               $0.92                $0.53             ($0.84)               $0.57
                                     ===============     ===============      ===============    ================    ===============

Diluted Earnings
(Loss) Per Share *                            $1.24               $0.91                $0.53             ($0.84)               $0.57
                                     ===============     ===============      ===============    ================    ===============

Total Assets                       $    370,990,606    $    343,308,775     $    305,935,629   $     264,620,686   $     258,154,994
                                     ===============     ===============      ===============    ================    ===============

Weighted  Average Shares of Common
Stock  outstanding  Used for Basic
Earnings Per Share Computation            3,276,362           3,276,230            3,267,942           3,267,942           3,267,942
                                     ===============     ===============      ===============    ================    ===============

Weighted  Average Shares of Common
Stock    outstanding    Used   for
Diluted    Earnings    Per   Share
Computation                               3,289,199           3,284,258            3,272,006           3,267,942           3,267,942
                                     ===============     ===============      ===============    ================    ===============

Return on Average Total Assets                1.16%               0.96%                0.62%             (1.05%)               0.76%

Net Earnings/Average Equity                  12.83%              10.49%                6.70%             (9.71%)               6.96%

Net Earnings/Average Deposits                 1.29%               1.06%                0.69%             (1.19%)               0.85%

Average Loans/Average                        51.04%              49.12%               55.98%              66.85%              68.60%

Average Equity to Average
  Total Assets                                9.08%               9.18%                9.18%              10.78%              10.87%

-----------------------------------------------------------------------------------------------------------------------------------
                                     -131-


*    Earnings per share have been restated as required by the Bank's adoption of SFAS No. 128, Earnings Per Share, which replaces
     APB Opinion 15, Earnings Per Share.

                                      -19-

      ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. Forward-looking statements include the information concerning possible or assumed future results of operations of the Bank set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," estimate," "consider," or similar expressions are used. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks discussed under "Risk Factors That May Affect Results" on pages 10 through 15 herein other risk factors discussed elsewhere in this Report.

The following statistical information and discussion should be read in conjunction with the Selected Financial Data included in Part I (Item 6) and the audited financial statements and accompanying notes included in Part II (Item 8) of this Annual Report on Form 10-K.


          Distribution of Assets, Liabilities and Shareholders' Equity;
          -------------------------------------------------------------
                    Interest Rates and Interest Differential
                    ----------------------------------------

The following table summarizes the distribution, by amount (in thousands of dollars) and percentage, of the daily average assets, liabilities, and shareholders' equity of the Bank for 1999, 1998 and 1997. Average balances have been computed using daily balances. Tax exempt income is not shown on a tax equivalent basis.


                                                 1999                            1998                               1997
                                      ----------------------------    ----------------------------      ---------------------------

                                       Average                          Average                           Average
                                       Balance         Percent          Balance         Percent           Balance          Percent
                                      -----------    -------------    ------------    ------------      ------------    ------------

ASSETS
------

Cash and Due From Banks           $     18,115            5.17%   $      16,514           5.30%     $      14,011             4.99%

Investment Securities:
   U.S. Government Securities           32,904            9.38%          33,389          10.71%            27,829             9.91%

  Obligations of States &
Political
    Subdivisions                        66,096           18.84%          61,351          19.68%            45,458            16.18%

  Other Securities                      27,179            7.75%          18,851           6.05%             6,773             2.41%

Federal Funds Sold                      30,198            8.61%          30,719           9.85%            29,033            10.34%

Loans 1                                161,246           45.97%         139,467          44.73%           141,036            50.21%

Other Assets                            15,000            4.28%          11,522           3.70%            16,736             5.96%
                                    -----------    -------------    ------------    ------------      ------------    --------------

        Total Assets              $    350,738          100.00%   $     311,813         100.00%     $     280,876           100.00%
                                    ===========    =============    ============    ============      ============    ==============


LIABILITIES &
-------------
SHAREHOLDERS' EQUITY
--------------------

Deposits:
  Demand                          $     77,663           22.14%   $      64,957          20.83%     $      52,920            18.84%
  Interest-Bearing Transaction
    Deposits                            35,620           10.16%          31,259          10.03%            24,133             8.59%

  Savings & MMDAs                       93,058           26.53%          78,816          25.28%            72,592            25.85%

  Time Certificates                    109,581           31.24%         108,873          34.92%           102,315            36.43%

Borrowed Funds                           1,020            0.29%           1,006           0.32%             1,139             0.41%

Other Liabilities                        1,962            0.56%         (1,712)          -0.55%             1,979             0.71%

Shareholders' Equity                    31,834            9.08%          28,614           9.18%            25,798             9.19%
                                    -----------    -------------    ------------    ------------      ------------    --------------

TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY               $    350,738          100.00%   $     311,813         100.00%     $     280,876           100.00%
                                     ===========    =============    ============    ============      ============    =============

------------------------------------------------------------------------------------------------------------------------------------

1. Average Balances for Loans include nonaccrual loans and are net of the allowance for loan losses.

                              Net Interest Earnings
                              ---------------------
                       Average Balances, Yields and Rates
                       ----------------------------------
                            (In thousands of dollars)



                                            1999                                 1998                               1997
                              -------------------------------       ----------------------------       -----------------------------

                                                       Yields                            Yields                               Yields
                                          Interest     Earned/                  Interest Earned/                   Interest  Earned/
                              Average      Income/     Rates        Average     Income/  Rates         Average     Income/    Rates
Assets                        Balance      Expense     Paid         Balance     Expense   Paid         Balance     Expense    Paid
------
                              ---------   ----------   ------       ---------   -------  -------       ---------   --------   ------

Securities:
        U.S. Government     $   32,904  $     1,942    5.90%      $   33,389  $  1,993    5.97%      $   27,829  $   1,746    6.27%
        Obligations of
        States and
        Political
        Subdivisions(1)         66,096        4,128    6.25%          61,351     3,915    6.38%          45,458      3,014    6.63%

        Other Securities        27,179        1,630    6.00%          18,851     1,133    6.01%           6,773        428    6.32%
                              ---------   ----------   ------       ---------   -------  -------       ---------   --------   ------

Total Investment               126,179        7,700    6.10%         113,591     7,041    6.20%          80,060      5,188    6.48%
Securities



Federal Funds Sold              30,198        1,498    4.96%          30,719     1,636    5.33%          29,033      1,570    5.41%

Loans(2)                       161,246       14,787    9.17%         139,467    13,518    9.69%         141,036     13,845    9.82%

Loan Fees                            -        1,932    1.20%               -     2,114    1.52%               -      1,419    1.01%
                              ---------   ----------   ------       ---------   -------  -------       ---------   --------   ------


Total Loans, Including
        Loan Fees              161,246       16,719    10.37%        139,467    15,632   11.21%         141,036     15,264    10.82%
                              ---------   ----------   ------       ---------   -------  -------       ---------   --------   ------


Total Earning Assets           317,623  $    25,917    8.16%         283,777  $ 24,309    8.57%         250,129  $  22,022    8.80%
                                          ==========   ======                   =======  =======                   ========   ======

Cash and Due
        from Banks              18,115                                16,514                             14,011

Premises and
        Equipment                6,215                                 6,481                              6,361

Interest Receivable
        and Other Assets         8,785                                 5,041                             10,375
                              ---------                             ---------                          ---------

Total Assets                $  350,738                            $  311,813                         $  280,876
                              =========                             =========                          =========


------------------------------------------------------------------------------------------------------------------------------------

(1) Interest income and yields on tax exempt securities are not presented on a tax equivalent basis.

(2) Average Balances for Loans include nonaccrual loans and are net of the allowance for loan losses, but nonaccrued interest thereon is excluded.


                                 Continuation of
                                 ---------------
                              Net Interest Earnings
                              ---------------------
                       Average Balances, Yields and Rates
                       ----------------------------------
                            (In thousands of dollars)

                                            1999                              1998                              1997
                               -----------------------------     ----------------------------      ----------------------------

                                                     Yields                            Yields                           Yields
                                           Interest  Earned/                 Interest  Earned/                 Interest Earned/
Liabilities and                Average     Income/   Rates       Average     Income/   Rates       Average     Income/  Rates
Shareholders' Equity           Balance     Expense   Paid        Balance     Expense   Paid        Balance     Expense  Paid
--------------------           -------     -------   -----       -------     -------   -----       -------     -------  ----


Interest-Bearing Deposits:
       Interest-Bearing
          Transaction        $   35,620  $    526     1.48%    $   31,259  $     597   1.91%     $   24,133  $    486    2.01%
          Deposits

       Savings & MMDAs           93,058     2,347     2.52%        78,816      2,236   2.84%         72,592     2,064    2.84%

       Time Certificates        109,581     4,915     4.49%       108,873      5,604   5.15%        102,315     5,500    5.38%
                               ---------   -------   -------     ---------   --------  ------      ---------   -------  -------

Total Interest-Bearing


       Deposits                 238,259     7,788     3.27%       218,948      8,437   3.85%        199,040     8,050    4.04%

Borrowed Funds                    1,020        48     4.71%         1,006         61   6.06%          1,139        50    4.39%
                               ---------   -------   -------     ---------   --------  ------      ---------   -------  -------

Total Interest-Bearing
       Deposits and Funds       239,279     7,836     3.27%       219,954      8,498   3.86%        200,179     8,100    4.05%



       Demand Deposits           77,663         -         -        64,957          -       -         52,920         -        -
                               ---------   -------   -------     ---------   --------  ------      ---------   -------  -------

Total Deposits and
       Borrowed Funds           316,942  $  7,836     2.47%       284,911  $   8,498   2.98%        253,099  $  8,100    3.20%
                               ---------   =======   =======     ---------   ========  ======      ---------   =======  =======

Accrued Interest and
       Other Liabilities          1,962                           (1,712)                             1,979

Shareholders' Equity             31,834                            28,614                            25,798
                               ---------                         ---------                         ---------

Total Liabilities and
       Shareholders' Equity  $  350,738                        $  311,813                        $  280,876
                               =========                         =========                         =========

Net Interest Income and
        Net Interest Margin(1)           $ 18,081     5.69%                $  15,811   5.57%                 $ 13,922    5.57%
                                           =======                           ========                          =======

Net Interest Spread(2)                                4.89%                            4.71%                             4.75%


-------------------------------------------------------------------------------------------------------------------------------


(1) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

(2) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

                               Analysis of Changes
                               -------------------
                     in Interest Income and Interest Expense
                     ---------------------------------------
                            (In thousands of dollars)

Following is an analysis of changes in interest income and expense (in thousands of dollars) for 1999 over 1998 and 1998 over 1997. Changes not solely due to rate or volume have been allocated proportionately to rate and volume.




                                                      1999 Over 1998                                1998 Over 1997
                                           --------------------------------------        -------------------------------------

                                            Volume         Rate         Change            Volume         Rate         Change

Increase (Decrease) in
      Interest Income:

         Loans & Banker's
           Acceptances                   $     1,933   $    (664)    $     1,269       $     (149)   $    (178)    $    (327)



         Investment Securities                   772        (113)            659             2,066        (213)         1,853

         Federal Funds Sold                      (27)       (111)          (138)                88         (22)            66

         Loan Fees                              (182)           -          (182)               695            -           695
                                           ----------    ---------     ----------        ----------    ---------     ---------

                                         $     2,496   $    (888)    $     1,608       $     2,700   $    (413)    $    2,287
                                           ==========    =========     ==========        ==========    =========     =========




Increase (Decrease) in
      Interest Expense:

         Deposits:
              Interest-Bearing
                Transaction Deposits     $       116   $    (187)    $      (71)       $       133   $     (22)    $      111

              Savings & MMDAs                    295        (184)            111               172            -           172

              Time Certificates                   36        (725)          (689)               311        (207)           104

         Borrowed Funds                            1         (14)           (13)               (5)           16            11
                                           ----------    ---------     ----------        ----------    ---------     ---------

                                         $       448   $  (1,110)    $     (662)       $       611   $    (213)    $      398
                                           ==========    =========     ==========        ==========    =========     =========


Increase (Decrease) in
      Net Interest Income:               $     2,048   $      222    $     2,270       $     2,089   $    (200)    $    1,889
                                           ==========    =========     ==========        ==========    =========     =========


                              INVESTMENT PORTFOLIO
                              --------------------

                      Composition of Investment Securities
                      ------------------------------------

The mix of investment securities at December 31, for the previous three fiscal years is as follows (amounts in thousands of dollars):

                                                  1999                              1998                               1997
                                             ---------------                    --------------                    ---------------

Investment securities available for sale:
U.S. Treasury Securities                   $         14,986                            28,646                             26,614

Securities of U.S. Government
  Agencies and Corporations                          20,867                             8,254                              4,844

Obligations of State &
  Political Subdivisions                             65,950                            66,945                           -

Mortgage Backed Securities                            9,995                             9,707                              1,032

Other Bonds, Notes and
  Debentures                                         23,654                            13,997                              8,663

Investment securities held to maturity:
Obligations of State &
  Political Subdivisions                           -                                  -                                   60,141
                                             ---------------                    --------------                    ---------------

                 Total Investments         $        135,452                           127,549                            101,294
                                             ===============                    ==============                    ===============

                       Maturities of Investment Securities

The following table is a summary of the relative maturities (in thousands of dollars) and yields of the Bank's investment securities as of December 31, 1999. The yields on tax exempt securities are not shown on a tax equivalent basis.

                               Period to Maturity
                               ------------------

                                                                                  After One But                   After Five But
                                               Within One Year                  Within Five Years                Within Ten Years
                                          ---------------------------      -----------------------------     -----------------------

Security                                     Amount          Yield             Amount           Yield          Amount         Yield
--------                                     ------          -----             ------           -----          ------         -----

U.S. Treasury Securities                $         6,510        5.89%     $          8,476         6.06%    $           -          -

Securities of U.S. Government
  Agencies and Corporations                         995        5.64%               15,029         5.94%            4,843      5.92%

Obligations of State &
  Political Subdivisions                          4,810        7.00%               21,512         6.85%           26,362      6.05%

Mortgage Backed Securities                        2,205        5.27%                3,312         6.58%            2,056      6.85%

Other Bonds, Notes and
  Debentures                                      2,000        6.60%               16,348         6.37%            3,129      7.20%
                                          --------------   ----------      ---------------    ----------     ------------   --------

TOTAL                                   $        16,520        6.20%     $         64,677         6.40%    $      36,390      6.18%
                                          ==============   ==========      ===============    ==========     ============   ========

                                               After Ten Years                        Total
                                          ---------------------------      -----------------------------
Security                                     Amount          Yield             Amount           Yield
--------                                     ------          -----             ------           -----

U.S. Treasury Securities                $             -            -     $         14,986         5.99%

Securities of U.S. Government
  Agencies and Corporations                           -            -               20,867         5.92%

Obligations of State &
  Political Subdivisions                         13,266        5.90%               65,950         6.35%

Mortgage Backed Securities                        2,422        6.37%                9,995         6.30%

                                     -138-


Other Bonds, Notes and
  Debentures                                      2,177        6.68%               23,654         6.53%
                                          --------------   ----------      ---------------    ----------

TOTAL                                   $        17,865        6.06%     $        135,452         6.27%
                                          ==============   ==========      ===============    ==========

            Securities Exceeding Ten Percent of Stockholders' Equity
            --------------------------------------------------------

The Bank holds no investment securities of a single issuer which had an aggregate book value which exceeded ten percent of stockholder's equity at December 31, 1999.

                                 LOAN PORTFOLIO
                                 --------------

                              Composition of Loans
                              --------------------

The mix of loans, net of deferred origination fees and allowance for loan losses at December 31, for the previous five fiscal years is as follows (amount in thousands of dollars) includes loans held for sale:

                                                                          December 31,
                               ----------------------------------------------------------------------------------------------------
                                            1999                                1998                              1997
                               --------------------------------    -------------------------------    -----------------------------

                                  Balance           Percent          Balance           Percent          Balance         Percent
                               --------------    --------------    -------------    --------------    -------------   -------------

Commercial                   $        57,799             35.5%   $       42,659             28.1%   $       43,885           34.5%
Agricultural                          21,951             13.5%           21,709             14.3%           21,612           17.0%
Real Estate Mortgage                  42,796             26.3%           41,458             27.3%           24,450           19.3%
Real Estate Construction              34,235             21.0%           40,059             26.4%           30,628           24.1%
Personal                               6,150              3.7%            5,774              3.9%            6,429            5.1%
                               --------------    --------------    -------------    --------------    -------------   -------------

TOTAL                        $       162,931            100.0%   $      151,659            100.0%   $      127,004          100.0%
                               ==============    ==============    =============    ==============    =============   =============


                                            1996                                1995
                               --------------------------------    -------------------------------

                                  Balance           Percent          Balance           Percent
                               --------------    --------------    -------------    --------------

Commercial                   $        68,249             47.1%   $       70,825             47.9%
Agricultural                          24,453             16.9%           27,599             18.7%
Real Estate Mortgage                  22,638             15.7%           16,900             11.4%
Real Estate Construction              22,979             15.9%           25,890             17.5%
Personal                               6,311              4.4%            6,726              4.5%
                               --------------    --------------    -------------    --------------

TOTAL                        $       144,630            100.0%   $      147,940            100.0%
                               ==============    ==============    =============    ==============

Commercial loans are primarily for financing the needs of a diverse group of businesses located in the Bank's market area. The Bank also makes loans to individuals for investment purposes. Most of these loans are substantially short-term and secured by various types of collateral. Real estate construction loans are generally for financing the construction of single family residential homes for well-qualified individuals and builders. These loans are secured by real estate and have short maturities.

As shown in the comparative figures for loan mix during 1999, the amount of commercial loans and real estate mortgage loans has increased and the amount of real estate construction loans has decreased. Total loans increased in 1998 compared to 1997 as a result of increases in real estate mortgage and real estate construction loans, which were partially offset by decreases in commercial and personal loans.

       Maturities and Sensitivities of Loans to Changes in Interest Rates
       ------------------------------------------------------------------

Loan maturities of the loan portfolio at December 31, 1999 are as follows (amounts in thousands of dollars):

                                                  Fixed             Variable
   Maturing                                       Rate                Rate                 Total
----------------------------------------     ----------------    ----------------     ----------------

Within one year                            $           6,154   $          88,740    $          94,894
After one year through five years                     13,400              15,121               28,521
After five years                                      48,128                   -               48,128
                                             ----------------    ----------------     ----------------

Total                                      $          67,682   $         103,861    $         171,543
                                             ================    ================     ================
                                     -140-


                   Nonaccrual, Past Due and Restructured Loans
                   -------------------------------------------

It is the Bank's policy to recognize interest income on an accrual basis. Accrual of interest is suspended when a loan has been in default as to principal or interest for 90 days, unless well secured by collateral believed by management to have a fair market value that at least equals the book value of the loan plus accrued interest receivable and in the process of collection. Real estate acquired through foreclosure is written down to its estimated fair market value at the time of acquisition and is carried as a nonearning asset until sold. Any write-down at the time of acquisition is charged against the allowance for loan losses; subsequent write-downs or gains or losses upon disposition are credited or charged to noninterest income/expense. The Bank has made no foreign loans.

The following table shows the aggregate amounts of assets (in thousands of dollars) in each category at December 31, for the years indicated:

                                                 1999               1998              1997               1996             1995
                                             --------------     --------------    -------------      -------------    --------------

Nonaccrual Loans                           $           528    $         1,702   $        2,064     $        5,085   $         7,004
90 Days Past Due But Still Accruing                      2                330              983                535                42
                                             --------------     --------------    -------------      -------------    --------------

   Total Nonperforming Loans                           530              2,032            3,047              5,620             7,046

Other Real Estate Owned, Net                       -                      906            1,821              1,698             5,318
                                             --------------     --------------    -------------      -------------    --------------

   Total Nonperforming Assets              $           530    $         2,938   $        4,868     $        7,318   $        12,364
                                             ==============     ==============    =============      =============    ==============

Performing Restructured Loans              $       -          $       -         $      -           $        1,257   $         1,819
                                             ==============     ==============    =============      =============    ==============

If interest on nonaccrual loans had been accrued, such income would have approximated $32,000, $133,000, and $199,000 during the years ended December 31, 1999, 1998 and 1997, respectively. Income actually recognized for these loans approximated $50,000, $64,000 and $115,000 for the years ended December 31,1999, 1998 and 1997, respectively.

There was a $2,408,000 decrease in nonperforming assets for 1999 over 1998. At December 31, 1999, nonperforming assets included four nonaccrual agricultural loans totaling $451,000 and one nonaccrual commercial loan totaling $77,000. Additional nonperforming assets included one loan past due more than 90 days totaling $2,000. There were no Other Real Estate Owned ("OREO") properties at December 31, 1999.

                             Potential Problem Loans
                             -----------------------

In addition to the nonperforming assets described above, the Bank's Branch Managers each month submit to the Loan Committee of the Board of Directors a report detailing the status of classified loans and those loans that are past due over sixty days. Also included in the report are those loans that are not necessarily past due, but the branch manager is aware of problems with these loans which may result in a loss.

In addition, the Monthly Allowance for Loan Loss Analysis Report is prepared based on Problem Loan/Possible Loss Reports, internal loan grading, regulatory classifications and loan review classifications and is reviewed by the Management Loan Committee of the Bank. The report, dated December 31, 1999, was reviewed by the Management Loan Committee of the Bank on February 1, 2000. This report included any nonperforming loan reported in the table on the previous page, if that loan continued to be considered a problem loan or had some potential for loss. A total of twenty-seven loans with an aggregate balance of $5,059,000 was reported. Ten of the twenty-seven loans with an aggregate balance of $690,000 were deemed by management to be fully collectable. Seventeen of the loans totaling $4,369,000 may have some loss potential which management believes is sufficiently covered by the Bank's existing loan loss reserve (Allowance for Loan Losses). The ratio of the Allowance for Loan Losses to total loans at December 31, 1999 was 4.56%.


                         SUMMARY OF LOAN LOSS EXPERIENCE
                         -------------------------------

The Allowance for Loan Losses is maintained at a level believed by management to be adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes credit reviews of the loan portfolio and considers current economic conditions, loan loss experience, and other factors in determining the adequacy of the reserve balance. The allowance for loan losses is based on estimates and actual losses may vary from current estimates.


                    Analysis of the Allowance for Loan Losses
                    -----------------------------------------
                            (In Thousands of Dollars)


                                                            1999           1998            1997           1996            1995
                                                         -----------    -----------     -----------    -----------    -------------

Balance at Beginning of Period                         $      8,144   $      7,356    $      8,403   $      4,308   $        2,553
(Recovery of) Provision for Loan Losses                       (800)            760           2,116          8,332            2,821
Loans Charged-Off:
   Commercial                                                 (106)          (635)         (2,634)          (844)          (1,496)
   Real Estate Mortgage                                        (40)           (47)           (968)        (3,634)              (6)
   Real Estate Construction                                      -              -               -              -                -
   Installment Loans to Individuals                            (11)          (100)            (24)           (38)             (74)
                                                         -----------    -----------     -----------    -----------    -------------

        Total Charged-Off                                     (157)          (782)         (3,626)        (4,516)          (1,576)
                                                         -----------    -----------     -----------    -----------    -------------

Recoveries:
   Commercial                                                   171            786             127            263              500
   Real Estate Mortgage                                         438              6             330              7                -
   Real Estate Construction                                       -              -               -              -                -
   Installment Loans to Individuals                              29             18               6              9               10
                                                         -----------    -----------     -----------    -----------    -------------

        Total Recoveries                                        638            810             463            279              510
                                                         -----------    -----------     -----------    -----------    -------------

Net Recoveries (Charge-Offs)                                    481             28         (3,163)        (4,237)          (1,066)

Balance at End of Period                               $      7,825   $      8,144    $      7,356   $      8,403   $        4,308
                                                         ===========    ===========     ===========    ===========    =============

Ratio of Net Recoveries (Charge-Offs)
   During the period to Average Loans
   Outstanding During the Period                              0.30%          0.02%         (2.24%)        (2.75%)          (0.71%)
                                                         ===========    ===========     ===========    ===========    =============

                   Allocation of the Allowance for Loan Losses
                   -------------------------------------------

The Allowance for Loan Losses (the "Reserve") has been established as a general reserve available to absorb possible future losses throughout the Loan Portfolio. The following table is an allocation of the Reserve balance on the dates indicated (amounts in thousands of dollars):

                                 December 31, 1999                  December 31, 1998                    December 31, 1997
                                 -----------------                  -----------------                    -----------------

                            Allocation of    Loans as a %        Allocation of    Loans as a %       Allocation of   Loans as a %
                            Reserve Balance of Total Loans      Reserve Balance  of Total Loans     Reserve Balance   of Total Loans
                            -------------------------------     ---------------- ---------------    ----------------  ------------


Loan Type:

  Commercial                  $   3,233           48.95%         $    3,697           42.45%         $   3,418            51.56%

  Real Estate Mortgage            3,272           26.27%              3,083           27.33%             2,695            19.25%

  Real Estate Construction            -           21.01%                  -           26.41%                 -            24.12%



  Installment                       146            3.69%                142            3.61%               140             4.79%

  Other Loans                         -            0.08%                  -            0.20%                 -             0.28%

  Unallocated                     1,174                -              1,222                -             1,103                 -
                                --------      -----------          ---------       ----------          --------        ----------



        Total                 $   7,825          100.00%         $    8,144          100.00%         $   7,356           100.00%
                                ========      ===========          =========       ==========          ========        ==========



                                   December 31, 1996                  December 31, 1995
                                   -----------------                  -----------------

                             Allocation of   Loans as a %        Allocation of    Loans as a %
                            Reserve Balance of Total Loans      Reserve Balance  of Total Loans
                            ------------------------------      ---------------- --------------

Loan Type:

  Commercial                  $   3,356           64.10%         $    3,262          66.53%

  Real Estate Mortgage            3,474           15.65%                 56          11.42%

  Real Estate Construction            -           15.89%                  4          17.50%

  Installment                       313            4.23%                340           4.39%

  Other Loans                         -            0.13%                  -           0.16%

  Unallocated                     1,260                -                646               -
                                --------      -----------          ---------       ---------

        Total                 $   8,403          100.00%         $    4,308         100.00%
                                ========      ===========          =========       =========




The Bank believes that any breakdown or allocation of the Reserve into loan categories lends an appearance of exactness which does not exist, because the Reserve is available for all loans. The Reserve breakdown shown above is computed taking actual experience into consideration but should not be interpreted as an indication of the specific amount of actual charge-offs that may ultimately occur.

                                    DEPOSITS
                                    --------

The following table sets forth the average amount and the average rate paid on each of the listed deposit categories (amounts in thousands of dollars):

                                                      1999                         1998                          1997
                                            -------------------------    -------------------------     --------------------------

                                              Average     Average        Average        Average        Average        Average
                                              Amount         Rate          Amount         Rate           Amount          Rate
                                            ------------  -----------    -----------    ----------     -----------    -----------

Deposit Type:

  Noninterest-Bearing Demand              $      77,663            -   $     64,957             -    $     52,290              -

  Interest-Bearing Demand (NOW)           $      35,620        1.48%   $     31,259         1.91%    $     24,133          2.01%

  Savings and MMDAs                       $      93,058        2.52%   $     78,816         2.84%    $     75,592          2.84%

  Time                                    $     109,581        4.49%   $    108,873         5.15%    $    102,315          5.38%




The following table sets forth by time remaining to maturity the Bank's time deposits in the amount of $100,000 or more (in thousands of dollars) as of December 31, 1999:

                                                                  1999
                                                               -----------

Three months or less                                         $     21,663

Over three months through twelve months                            19,872

Over twelve months                                                  1,691
                                                               -----------

      Total                                                  $     43,226
                                                               ===========



                           RETURN ON EQUITY AND ASSETS
                           ---------------------------

The following table shows key financial ratios for the years indicated:


                                                            1999           1998           1997            1996           1995
                                                          ----------     ----------     ----------     -----------    -----------

Return on Average Total Assets                                1.16%          0.96%          0.62%         (1.05%)          0.76%


Return on Average Shareholders' Equity                       12.83%         10.49%          6.70%         (9.71%)          6.96%


Dividend Payout Ratio                                             -              -              -               -              -


Average Equity to Average Total Assets                        9.08%          9.18%          9.18%          10.78%         10.87%

---------------------------------------------------------------------------------------------------------------------------------

1. No Cash Dividends Paid


                              SHORT-TERM BORROWINGS
                              ---------------------

The Bank had no short-term borrowings at December 31, 1999.

                              Results of Operations
                              ---------------------

      Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Net income for the year ended December 31, 1999, was $4,083,000, representing an increase of $1,082,000, or 36% over net income of $3,001,000 for the year ended December 31, 1998. The increase in net income is principally attributable to a $2,270,100 increase in net interest income and a $1,560,000 decrease in the provision for loan losses, which increases were partially offset by a $896,000 increase in salaries and employee benefits expenses, a $340,000 increase in occupancy and equipment expenses and a $666,000 increase in other expense.


      Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Net income for the year ended December 31, 1998, was $3,001,000, representing an increase of $1,271,000, or 57% over net income of $1,730,000 for the year ended December 31, 1997. The increase in net income is principally attributable to a $1,889,000 increase in net interest income and a $1,356,000 decrease in the provision for loan losses, which increases were partially offset by a $1,431,000 increase in salaries and employee benefits expenses and a $178,000 increase in occupancy and equipment expenses.


                               Net Interest Income
                               -------------------

Net interest income is the excess of interest and fees earned on the Bank's loans, investment securities, federal funds sold and banker's acceptances over the interest expense paid on deposits, mortgage notes and other borrowed funds. It is primarily affected by the yields on the Bank's interest-earning assets and loan fees and interest-bearing liabilities outstanding during the period. The $2,270,000 increase in the Bank's net interest income in 1999 from 1998, and the $1,889,000 increase in 1998 from 1997 were due to the combined effects of rates, volume and mix of loans and deposits. The "Analysis of Changes in Interest Income and Interest Expense" set forth on Page 24 of this Annual Report on Form 10-K identifies the effects of rate and volume. Another significant factor that contributed to the increase in net interest income was the earning asset to total asset ratio. This ratio was 90.6% in 1999, 91.0% in 1998 and 89.1% in 1997.

Interest income on loans (including loan fees) was $16,719,000 for 1999, representing an increase of approximately $1,087,000, or 7.0% from $15,632,000 for 1998. This compared to an increase in 1998 of approximately $368,000 or 2.4% more than loan interest income earned in 1997. The increased interest income on loans in 1999 over 1998 was the result of a decrease of approximately $182,000 in loan fees, which was partially offset by a 15.62% increase in loan volume and a .52% decrease in loan interest rates. As noted, loan fee comparisons were impacted by a net increase in deferred loan fees of $37,000 in 1998 and a net increase in deferred loan fees of $204,000 in 1999.

Average outstanding federal funds sold fluctuated slightly during this period, ranging from $29,033,000 in 1997 to $30,719,000 in 1998 and $30,198,000 in 1999
(at year end 1999 federal funds sold were $37,300,000). Federal funds are used primarily as a short term investment to provide liquidity for funding of loan commitments or to accommodate seasonal deposit fluctuations. Interest rates on federal funds sold in 1999 generally provided lower yields, compared to investment securities rates, than in 1998. This rate spread between federal funds and investment securities went from (1.07%) in 1997 to (0.87%) in 1998 and to (1.14%) in 1999.

The average total level of investment securities increased $12,588,000 from 1998 to 1999 with increases in all categories. The level of securities interest income attributable to investment securities increased from $7,041,000 for 1998 to $7,700,000 for 1999, primarily because of the larger volume of investments. The Bank's strategy for this period has emphasized the use of the investment portfolio to maintain the Bank's overall level of income in an expected environment of stable to increasing loan demand. The Bank continues to reinvest maturing securities to provide future liquidity and to attempt to maximize the rate of return considering the current yield curve.

The average total level of investment securities increased $33,531,000 from 1997 to 1998, with increases in all categories. The level of securities interest income attributable to investment securities increased from $5,188,000 for 1997 to $7,041,000 for 1998, primarily because of the larger volume of investments.

Total interest expense decreased from $8,498,000 in 1998 to $7,836,000 in 1999, and increased to $8,498,000 in 1998 from $8,100,000 in 1997, representing a 7.8% decrease in 1999 over 1998 and a 5.0% increase in 1998 over 1997. The decrease in total interest expense from 1998 to 1999 is primarily due to a decrease in interest rates in 1999, which was partially offset by an increase in deposits. The increase in total interest expense from 1997 to 1998 was primarily due to an increase in deposits in 1998, which was partially offset by a decrease in interest rates paid on deposits. Changes in interest expense resulted primarily from changes in rates and volume of total deposits, and changes in the mix of deposits. The mix of deposits for the previous three years is as follows (amounts are in thousands of dollars):


                                                   1999                             1998                            1997
                                         -------------------------       ---------------------------      --------------------------

                                          Average                         Average                          Average
                                          Balance        Percent          Balance          Percent         Balance         Percent
                                         -----------    ----------       -----------      ----------      -----------      ---------

  Noninterest-Bearing Demand           $     77,663         24.5%      $     64,957           22.9%     $     52,920          21.0%

  Interest-Bearing Demand (NOW)              35,620         11.3%            31,259           11.0%           24,133           9.6%

  Savings and MMDAs                          93,058         29.5%            78,816           27.8%           72,592          28.8%

  Time                                      109,581         34.7%           108,873           38.3%          102,315          40.6%
                                         -----------    ----------       -----------      ----------      -----------      ---------

      Total                            $    315,922        100.0%      $    283,905          100.0%     $    251,960         100.0%
                                         ===========    ==========       ===========      ==========      ===========      =========


===================================================================================================================================


The period from 1997 to 1999 has been characterized by fluctuating interest rates. Loan rates and deposit rates both increased in 1997, while loan rates and deposit rates both decreased in 1998 and 1999. The net spread between the rate for total earning assets and the rate for total deposits and borrowed funds decreased 4 basis points in the period from 1997 to 1998 and increased 18 basis points in the period from 1998 to 1999.

The Bank's net interest margin (net interest income divided by average earning assets) was 5.69% in 1999, 5.57% in 1998 and 5.57% in 1997.

                            Provision for Loan Losses
                            -------------------------

The provision for loan losses is established by charges to earnings based on management's overall evaluation of the collectibility of the loan portfolio. Based on this evaluation the provision for loan losses was adjusted in 1999. The provision for loan losses decreased from $760,000 in 1998 to ($800,000) in 1999, primarily as a result of an adjustment made because of improved market conditions and loan quality in the Bank's loan portfolio. The amount of loans charged-off decreased in 1999 to $157,000 from $782,000 in 1998 and recoveries decreased to $638,000 in 1999 from $810,000 in 1998. The ratio of the allowance for loan losses to total loans at December 31, 1999 was 4.56%. The ratio of the allowance for loan losses to total nonaccrual loans and loans past due 90 days or more at December 31, 1999 was 1,476.4% compared to 400.8% at December 31, 1998.

The provision for loan losses decreased from $2,115,000 in 1997 to $760,000 in 1998, primarily as a result of decreased problem assets. The amount of loans charged-off decreased in 1998 to $782,000 from $3,626,000 in 1997, and recoveries increased to $810,000 in 1998 from $463,000 in 1997. The ratio of the allowance for loan losses to total loans at December 31, 1998 was 5.08%. The ratio of the allowance for loan losses to total nonaccrual loans and loans past due 90 days or more at December 31, 1998 was 400.8% compared to 241.4% at December 31, 1997.

                            Other Income and Expenses
                            -------------------------

Other income consisted primarily of service charges on deposit accounts. Service charges on deposit accounts increased $59,000 in 1999 over 1998, and decreased $96,000 in 1998 over 1997. The decrease in 1998 was due, for the most part, to decreased nonsufficient funds and overdraft fees.

The Bank sold investment securities at gains of $62,000 in 1999, $49,000 in 1998, and $13,000 in 1997.

Other operating expenses consist of salaries and employee benefits, occupancy and equipment expense and other operating expenses. Other operating expenses increased from $12,797,000 in 1998 to $14,641,000 in 1999, and increased from $11,369,000 in 1997 to $12,797,000 in 1998, representing an increase of
$1,844,000, or 14.4% in 1999 over 1998, and an increase of $1,428,000, or 12.6%
in 1998 over 1997. As detailed below, the increases in other operating expenses from 1998 to 1999 was primarily attributable to a combination of increases in salaries and employee benefits; occupancy and equipment; and other miscellaneous expenses. The increase in other operating expenses from 1997 to 1998 was primarily the result of the opening of the Woodland Branch and the SBA Department.





Following is an analysis of the increase or decrease in the components of other operating expenses (amounts are in thousands of dollars):


                                                                1999 over 1998                     1998 over 1997
                                                        -------------------------------   ---------------------------------

                                                         Amount           Percent          Amount          Percent
                                                        ----------       -----------      ----------      -----------

Salaries and Employee Benefits                        $       896             11.7%     $     1,431            23.0%

Occupancy and Equipment                                       341             17.1%             178             9.8%

Data Processing                                                88             25.1%              51            17.1%

Stationery and Supplies                                        29              8.9%              12             3.8%

Advertising                                                   (90)           (24.5%)             73            24.7%

Directors Fees                                                 (7)            (5.9%)            (13)           (9.8%)

Other Real Estate Owned                                       (78)          (100.0%)           (113)          (59.2%)

Other Expense                                                 665             35.2%            (191)           (9.2%)
                                                        ----------       -----------      ----------      -----------

     Total                                                  1,844             14.4%           1,428            12.6%
                                                        ==========       ===========      ==========      ===========




In 1999, salaries and employee benefits increased $896,000 to $8,562,000 from $7,666,000 for 1998. This increase was due, for the most part, to increases in number of employees, commissions paid for real estate loans and increases in profit sharing distributions and incentive compensation. Occupancy and equipment expense increased $341,000 to $2,341,000 in 1999 from $2,000,000 for 1998. This increase was due to charges to depreciation for obsolete computer hardware and software. The increases in other miscellaneous expenses were due to increased consulting fees, in-house training and a credit to miscellaneous expense, in 1998, to reverse items expensed in 1996 for litigation contingencies.

In 1998, salaries and employee benefits increased $1,431,000 to $7,666,000 from $6,235,000 for 1997. This increase was due, for the most part, to the opening of the Woodland Branch and the SBA department during the second half of 1997 and increased real estate mortgage referral fees, profit sharing distributions and incentive compensation. Occupancy and equipment expense increased $178,000 to $2,000,000 in 1998 from $1,822,000 for 1997. This increase was also due to the opening of the Woodland Branch and the SBA Department during the second half of 1997. Also, in 1998, other real estate owned (OREO) expense decreased $113,000 to $78,000 from $191,000 for in 1997. This decrease was due, for the most part, to decreases in OREO properties. OREO reserves totaled $-0- and $1,930,000 at December 31, 1998 and 1997, respectively. Other expenses decreased $203,000 to $1,779,000 in 1998, from $1,983,000 for 1997. This decrease was primarily due to a reduction in legal expenses.

                                  Income Taxes
                                  ------------

The provision for income taxes is primarily affected by the tax rate, the level of earnings before taxes and the amount of tax shelter provided by nontaxable earnings. In 1999, taxes increased $896,000 to $2,121,000 from $1,225,000 for
1998. In 1998, taxes increased $799,000 to $1,225,000 from 426,000 for 1997. The effective tax rate was 34%, 29% and 20% for the years ended December 31, 1999, 1998 and 1997, respectively. Nontaxable municipal bond income was $1,447,000, $1,689,000 and $1,533,000 for the years ended December 31, 1999, 1998, and 1997, respectively.


                         Liquidity and Capital Resources
                         -------------------------------

The Bank needs to maintain appropriate liquidity and adequate capital. Liquidity is measured by various ratios, the most common of which is the ratio of loans to deposits. This ratio was 48.5% on December 31, 1999, 49.0% on December 31, 1998, and 46.0% on December 31, 1997.

As discussed in Part 1(Item 1) of this Annual Report of Form 10-K, the Bank does experience seasonal swings in deposits which impact liquidity. Management has adjusted to this seasonal swing by scheduling investment maturities and developing seasonal credit arrangements with the Federal Reserve Bank and Federal Fund lines of credit with correspondent banks. In addition, the ability of the Bank's real estate department to originate and sell loans into the secondary market has provided another tool for the management of liquidity.

The capital of the Bank historically has been maintained at a level that is in excess of regulatory guidelines. The policy of annual stock dividends has allowed the Bank to, over time, match capital and asset growth through retained earnings and a managed program of geographic growth.


                              Year 2000 Compliance
                              --------------------

The Bank previously recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and began taking corrective action as required pursuant to the interagency statements issued by the Financial Institutions Examination Council. Management believes the Bank has completed all of the activities within their control to ensure that the Bank's systems are Year 2000 compliant.

The Bank's Year 2000 readiness costs were approximately $400,000. The Bank does not currently expect to apply any further funds to address Year 2000 issues.

The Bank has not experienced any material disruptions of internal computer systems for software applications due to the start of the Year 2000 nor has it experienced any problems with the computer systems or software applications of their third party vendors, suppliers or service providers. The Bank will continue to monitor these third parties to determine the impact, if any, on the business of the Bank and the actions either must take, if any, in the event of non-compliance by any of these third parties. Based on the Bank's assessment of compliance by third parties there does not appear to be any material business risk posed by any such non-compliance.

Although the Bank's Year 2000 rollover did not present any material business disruption, there are some remaining Year 2000 related risks. Management believes that appropriate actions have been taken to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to the Bank. Management, however, cannot be certain that Year 2000 issues affecting customers, suppliers or service providers of the Bank will not have a material adverse impact on the Bank.


Financial Statements and Financial Statement Schedules Filed:

       Independent Auditor's Report                                                                       Page 35

       Balance Sheets as of December 31, 1999 and                                                         Page 36

       Statements of Operations for years ended December 31, 1999, 1998, and                              Page 37

       Statements of Stockholders' Equity and Comprehensive Income for years ended
       December 31, 1999, 1998, and 1997                                                                  Page 38

       Statements of Cash Flows for years ended December 31, 1999, 1998, and 1997                         Page 39

       Notes to Financial Statements                                                                      Page 40-60


Schedules not included:


     Schedule I - Securities: See Investment Portfolio (page 25)

     Schedule II - Loans to Officers, Directors, Principal Security Holders, and any

     Associates of the Foregoing Persons: See Note 9 of Notes to Financial Statements (page

     Schedule III - Loans: See Note 4 of Notes to Financial Statements
     (page 46).

     Schedule IV - Bank Premises and Equipment: See Note 5 of Notes to Financial Statements (page 47)

     Schedule V - Investments in, Income From Dividends, and Equity in Earnings or Losses of Subsidiaries and Associated Companies: Not Applicable

     Schedule VI - Allowance for Possible Loan Losses: See Note 4 of Notes to Financial Statements (page 47).

LOGO


         400 Capitol Mail                            Telephone 916 448 4700
         Sacramento, CA 95814                        Fax 916 554 1199










                          Independent Auditors' Report



The Board of Directors
First Northern Bank of Dixon:

We have audited the accompanying balance sheets of First Northern Bank of Dixon as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Northern Bank of Dixon as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                              /s/ KPMG LLP

January 21, 2000

                                      -35-


LOGO

                          FIRST NORTHERN BANK OF DIXON

                                 Balance Sheets

                           December 31, 1999 and 1998



                               Assets                                              1999                           1998
                                                                          -----------------------        ------------------------
Cash and due from banks                                                $          19,806,022                      23,784,700
Federal funds sold                                                                37,300,000                      25,400,000
Investment securities - available for sale                                       135,451,683                     127,549,279
Loans, net                                                                       152,273,772                     122,637,549
Loans held for sale                                                               10,656,803                      29,020,827
Premises and equipment, net                                                        6,031,711                       6,373,621
Other assets                                                                       9,470,615                       8,542,799
                                                                          -----------------------        ------------------------

             Total assets                                              $         370,990,606                     343,308,775
                                                                          =======================        ========================

                Liabilities and Stockholders' Equity
Deposits:
    Demand                                                             $          86,123,941                      77,214,242
    Interest-bearing transaction deposits                                         36,284,409                      36,393,544
    Savings and MMDAs                                                            102,517,387                      85,786,486
    Time, under $100,000                                                          67,478,374                      68,462,027
    Time, $100,000 and over                                                       43,225,823                      41,446,791
                                                                          -----------------------        ------------------------

             Total deposits                                                      335,629,934                     309,303,090

Accrued interest payable and other liabilities                                     3,287,969                       2,222,023
                                                                          -----------------------        ------------------------

             Total liabilities                                                   338,917,903                     311,525,113
                                                                          -----------------------        ------------------------

Stockholders' Equity:
    Common stock, no par value;  8,000,000 shares  authorized;  3,092,273 shares issued and outstanding in 1999; 2,943,874 shares issued and outstanding
       in 1998                                                                    23,322,001                      21,260,388
    Additional paid-in capital                                                       976,850                         976,850
    Retained earnings                                                              9,513,151                       7,490,878
    Accumulated other comprehensive (loss) income, net                            (1,739,299)                      2,055,546
                                                                          -----------------------        ------------------------

             Total stockholders' equity                                           32,072,703                      31,783,662
                                                                          -----------------------        ------------------------

Commitments and contingencies

             Total liabilities and stockholders' equity                $         370,990,606                     343,308,775
                                                                          =======================        ========================


See accompanying notes to financial statements.

                          FIRST NORTHERN BANK OF DIXON

                            Statements of Operations

                  Years Ended December 31, 1999, 1998, and 1997


                                                                          1999                1998                 1997
                                                                    -----------------   ------------------   ------------------

Interest income:
    Interest and fees on loans                                   $    16,719,346           15,631,647           15,264,220
    Federal funds sold                                                 1,497,961            1,635,539            1,570,062
    Investment securities:
       Taxable                                                         6,252,576            5,352,643            3,654,975
       Nontaxable                                                      1,446,919            1,688,825            1,532,552
                                                                    -----------------   ------------------   ------------------

                Total interest income                                 25,916,802           24,308,654           22,021,809

Interest expense:
    Time deposits $100,000 and over                                    2,146,492            2,301,017            2,141,673
    Other deposits                                                     5,641,060            6,135,881            5,908,977
    Other borrowings                                                      48,174               60,829               49,633
                                                                    -----------------   ------------------   ------------------

                Total interest expense                                 7,835,726            8,497,727            8,100,283
                                                                    -----------------   ------------------   ------------------

                Net interest income                                   18,081,076           15,810,927           13,921,526

Provision for (recovery of) loan losses                                 (800,000)             760,000            2,115,500
                                                                    -----------------   ------------------   ------------------

                Net interest income after provision for
                   (recovery of) loan losses                          18,881,076           15,050,927           11,806,026

Other operating income:
    Service charges on deposit accounts                                1,154,148            1,094,758            1,190,798
    Net realized gains on held-to-maturity securities                         --               73,355               13,300
    Net realized gains (losses) on available-for-sale securities          61,533              (24,056)                  --
    Other income                                                         748,316              827,908              514,691
                                                                    -----------------   ------------------   ------------------

                Total other operating income                           1,963,997            1,971,965            1,718,789
                                                                    -----------------   ------------------   ------------------

Other operating expenses:
    Salaries and employee benefits                                     8,561,921            7,666,086            6,234,743
    Occupancy and equipment                                            2,340,653            2,000,316            1,821,941
    Data processing                                                      438,379              350,112              298,542
    Stationery and supplies                                              355,907              326,573              314,577
    Advertising                                                          277,756              368,480              295,423
    Directors fees                                                       111,800              119,200              131,800
    Other real estate owned                                                   --               77,717              191,160
    Other                                                              2,554,229            1,888,701            2,080,816
                                                                    -----------------   ------------------   ------------------

                Total other operating expenses                        14,640,645           12,797,185           11,369,002
                                                                    -----------------   ------------------   ------------------

                Income before income tax expense                       6,204,428            4,225,707            2,155,813

Provision for income tax expense                                       2,121,443            1,224,864              426,144
                                                                    -----------------   ------------------   ------------------

                Net income                                       $     4,082,985            3,000,843            1,729,669
                                                                    =================   ==================   ==================

Basic income per share                                           $        1.25                0.92                 0.53
                                                                    =================   ==================   ==================

Diluted income per share                                         $        1.24                0.91                 0.53
                                                                    =================   ==================   ==================


See accompanying notes to financial statements.

                          FIRST NORTHERN BANK OF DIXON

           Statements of Stockholders' Equity and Comprehensive Income

                  Years Ended December 31, 1999, 1998 and 1997


                                                                                                               Accumulated
                                                                                      Additional                 Other
                                                  Common Stock         Comprehensive  Paid-in      Retained    Comprehensive
               Description                     Shares      Amounts       Income       Capital      Earnings    (Loss)Income    Total
               -----------                  -----------  -----------  ------------  -----------  -----------  ----------------------

Balance at December 31, 1996                2,688,474 $ 17,848,671                    976,850    6,079,140       68,252   24,972,913

Comprehensive income:
      Net income                                                   $   1,729,669                 1,729,669                 1,729,669
                                                                       ------------
      Other comprehensive income:
        Unrealized holding gains arising during the current
          period, net of tax effect of $92,039                           138,057
                                                                     ------------

                Total other comprehensive income                         138,057                                138,057      138,057
                                                                     ------------

        Comprehensive income                                       $   1,867,726
                                                                     ============

4% stock dividend                             106,790    1,281,480                              (1,281,480)                       --
Stock options exercised                         1,200       14,700                                                            14,700
Cash in lieu of fractional shares                                                                  (8,987)                   (8,987)
                                             ---------  -----------                -----------  -----------  -----------  ----------
Balance at December 31, 1997                2,796,464   19,144,851                    976,850    6,518,342      206,309   26,846,352

Comprehensive income:
      Net income                                                    $   3,000,843                 3,000,843                3,000,843
                                                                      ------------
      Other comprehensive income:
        Unrealized holding gains arising during the current
          period, net of tax effect of $1,223,203                       1,834,803
        Reclassification adjustment due to losses realized,
          net of tax effect of $9,622                                      14,434
                                                                      ------------

                Total other comprehensive income, net
                    of tax effect of $1,232,825                         1,849,237                              1,849,237   1,849,237
                                                                       ------------

        Comprehensive income                                        $   4,850,080
                                                                      ============

5% stock dividend                             139,122    2,017,269                              (2,017,269)                       --
Cash in lieu of fractional shares                                                                 (11,038)                  (11,038)
Stock options exercised                         1,200       14,700                                                            14,700
Common shares issued                            7,088       83,568                                                            83,568
                                           -----------  -----------                -----------  -----------  -----------  ----------

Balance at December 31, 1998                2,943,874   21,260,388                    976,850    7,490,878    2,055,546   31,783,662

Comprehensive income:
      Net income                                                   $   4,082,985                 4,082,985                 4,082,985
                                                                    ------------
      Other comprehensive income:
        Unrealized holding losses arising during the current
          period, net of tax effect of $2,505,283                    (3,757,925)
        Reclassification adjustment due to gains realized,
          net of tax effect of $24,613                                  (36,920)
                                                                    ------------

                Total other comprehensive income, net
                    of tax effect of $2,529,896                     (3,794,845)                             (3,794,845)  (3,794,845)
                                                                    ------------

        Comprehensive income                                      $     288,140
                                                                    ============

5% stock dividend                             146,820    2,055,480                              (2,055,480)                       --
Cash in lieu of fractional shares                                                                  (5,232)                   (5,232)
Common shares issued                            7,725       89,104                                                            89,104
Stock repurchase and retirement               (6,146)     (82,971)                                                          (82,971)
                                           -----------  -----------                -----------  -----------  ----------- -----------
                                     -153-


Balance at December 31, 1999                3,092,273 $ 23,322,001                    976,850    9,513,151   (1,739,299)  32,072,703
                                           ===========  ===========                ===========  ===========  ===========  ==========

                          FIRST NORTHERN BANK OF DIXON

                            Statements of Cash Flows

                  Years Ended December 31, 1999, 1998 and 1997



                                                                                 1999                 1998                 1997
                                                                           ------------------   ------------------   ---------------


Cash flows from operating activities:
    Net income                                                          $      4,082,985            3,000,843           1,729,669
    Adjustments to reconcile net income to net cash provided
       by operating activities:
          Provision for (recovery of) loan losses                               (800,000)             760,000           2,115,500
          Depreciation                                                         1,085,770              863,978             777,390
          Accretion and amortization, net                                        291,654              317,987              48,231
          Net realized gains on held-to-maturity securities                           --              (73,355)            (13,300)
          Net realized (gains) losses on available-for-sale securities           (61,533)              24,056                  --
          Gain on sale of OREO                                                   (90,878)            (180,594)                 --
          Provision for deferred income taxes                                    601,306              436,897             521,033
          Proceeds from sales of loans held for sale                          54,550,621           45,519,795          30,409,688
          Originations and purchases of loans held for sale                  (65,409,597)         (65,453,411)        (36,196,899)
          Increase in deferred loan origination fees                             204,054               36,623              11,652
          (Increase) decrease in accrued interest
             receivable and other assets                                          95,140             (423,372)          1,466,040
          (Decrease) increase in accrued interest payable and other
             liabilities                                                       1,065,946           (1,037,392)            569,014
                                                                           ------------------   ------------------   ---------------

                      Net cash provided by operating activities               (4,384,532)         (16,207,945)          1,438,018
                                                                           ------------------   ------------------   ---------------

Cash flows from investing activities:
    Proceeds from maturities of available for sale securities                 19,289,989           13,587,080          11,580,000
    Proceeds from sales of available for sale securities                       7,103,751                   --                  --
    Purchase of available for sale securities                                (40,851,006)         (36,324,461)        (24,272,805)
    Proceeds from maturities of held-to-maturity securities                           --            5,130,535           4,029,901
    Purchase of held-to-maturity securities                                           --           (5,834,931)        (25,598,009)
    Net (increase) decrease in loans                                             182,723           (6,711,726)         19,823,989
    Purchases of bank premises and equipment, net                               (743,860)            (912,261)           (551,683)
    Proceeds from sale of other real estate owned                                996,512            2,290,536           1,339,021
                                                                           ------------------   ------------------   ---------------

                      Net cash used in investing activities                  (14,021,891)         (28,775,228)        (13,649,586)
                                                                           ------------------   ------------------   ---------------
Cash flows from financing activities:
    Net increase in deposits                                                  26,326,844           33,473,228          38,872,490
    Cash dividends paid in lieu of fractional shares                              (5,232)             (11,038)             (8,987)
    Common stock issued                                                           89,104               98,268              14,700
    Repurchase of common stock                                                   (82,971)                  --                  --
                                                                           ------------------   ------------------   ---------------

                      Net cash provided by financing activities               26,327,745           33,560,458          38,878,203
                                                                           ------------------   ------------------   ---------------

                      Net change in cash and cash equivalents                  7,921,322          (11,422,715)         26,666,635

Cash and cash equivalents at beginning of year                                49,184,700           60,607,415          33,940,780
                                                                           ------------------   ------------------   ---------------

Cash and cash equivalents at end of year                                $     57,106,022           49,184,700          60,607,415
                                                                           ==================   ==================   ===============


See accompanying notes to financial statements.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997


(1)  Summary of Accounting Policies

     First Northern Bank of Dixon (the Bank) is a California state chartered bank. The accounting and reporting policies of the Bank conform with generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates applied in the preparation of the accompanying financial statements. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

     (a)  Cash Equivalents

          For purposes of the statement of cash flows, the Bank considers due from banks, federal funds sold for one-day periods and short-term bankers acceptances to be cash equivalents.

     (b)  Investment Securities

          Investment securities consist of U.S. Treasury securities, U.S. Agency securities, obligations of states and political subdivisions, obligations of U.S. Corporations, mortgage backed securities and other securities. At the time of purchase of a security the Bank designates the security as held-to-maturity or available-for-sale, based on its investment objectives, operational needs and intent to hold. The Bank does not purchase securities with the intent to engage in trading activity.

          Held-to-maturity securities are recorded at amortized cost, adjusted for amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, reported as a separate component of stockholders' equity until realized.

          A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. No such declines have occurred.

          Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

          The Bank adopted Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activity," effective October 1, 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, inch ding certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Bank does not hold any derivatives at December 31, 1999.

          Under SFAS No. 133, a one-time transfer of held-to-maturity securities to available-for-sale or held-for-sale is permitted. During the year ended December 31, 1998, the Bank transferred $60,890,726 of held-to-maturity securities to available-for-sale and as a result recorded a cumulative increase of $2,853,904 in unrealized gains, which is a component of accumulated other comprehensive income.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                         December 31,1999, 1998 and 1997



     (c)  Loans

          Loans are reported at the principal amount outstanding, net of deferred loan fees and the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement. An impaired loan is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. If the measurement of the impaired loan is less than the recorded investment in the loan, an impairment is recognized by a charge to the allowance for loan loss.

          Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

          Loan fees net of certain direct costs of origination, which represent an adjustment to interest yield are deferred and amortized over the contractual term of the loan using the interest method.

          Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are loans on which concessions in terms have been granted because of the borrowers' financial difficulties. Interest is generally accrued on such loans in accordance with the new terms.

     (d)  Loans Held for Sale

          Loans originated and held for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

     (e)  Allowance for Loan Losses

          The allowance for loan losses is established through a provision charged to expense. Loans are charged off against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, standby letters of credit, overdrafts and commitments to extend credit based on evaluations of collectibility and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. While management uses these evaluations to recognize the provision for loan losses, future provisions may be necessary based on changes in the factors used in the evaluations.

          Material estimates relating to the determination of the allowance for loan losses are particularly susceptible to significant change in the near term. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Federal Deposit Insurance Corporation (FDIC), as an integral part of its examination process, periodically reviews the Bank's allowance for loan losses. The FDIC may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997




     (f)  Premises and equipment

          Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed substantially by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the estimated useful lives of the improvements or the terms of the related leases, whichever is shorter. The useful lives used in computing deprecation are as follows:

                  Buildings and improvements               15 to 50 years
                  Furniture and equipment                   3 to 10 years

     (g) Other Real Estate Owned

          Other real estate acquired by foreclosure, is carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Fair value of other real estate owned is generally determined based on an appraisal of the property. Any subsequent operating expenses or income, reduction in estimated values and gains or losses on disposition of such properties are included in other operating expenses.

          Revenue recognition on the disposition of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, revenue recognition may be deferred until these criteria are met.

     (h) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

          Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (i)  Gain or Loss on Sale of Loans and Servicing Rights

          Servicing assets and other retained interests in transferred assets are measured by allocating the previous carrying amount of the transferred assets between the assets sold, if any and retained interests, if any, based on their relative fair value at the date of transfer. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or loss and assessed for asset impairment or increased obligation based on fair value. Fair values are estimated using discounted cash flows based on a current market interest rate.

          The Bank recognizes a gain and a related asset for the fair value of the rights to service loans for others when loans are sold. In accordance with SFAS No. 125, the fair value of the servicing assets is estimated based upon the present value of the estimated expected future cash flows. The Bank measures the impairment of the servicing asset based on the difference between the carrying amount of the servicing asset and its current fair value. As of December 31, 1999 and 1998, there was no impairment in mortgage servicing asset.

          A sale is recognized when the transaction closes and the proceeds are other than beneficial interest in the assets sold. A gain or loss is recognized to the extent that the sales proceeds and the fair value of the servicing asset exceed or are less than the book value of the loan. Additionally, a normal cost for servicing the loan is considered in the determination of the gain or loss.

          When servicing rights are sold, a gain or loss is recognized at the closing date to the extent that the sales proceeds, less costs to complete the sale, exceed or are less than the carrying value of the servicing rights held.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     (j) Income Taxes

          The Bank accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (k) Stock Option Plan

          The Bank accounts for stock-based compensation using the intrinsic value method, under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

     (l)  Earnings Per Share (EPS)

          Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity.

     (m)  Comprehensive Income

          Components of comprehensive income are net income and all other non-owner changes in equity. The Bank has chosen to disclose comprehensive income in the statement of stockholders' equity and comprehensive income, in which the components of comprehensive income are displayed net of income taxes.

     (n)  Year 2000

          For the year ended December 31, 1999, the Bank bad expended $175,000 on the Year 2000 project which included $74,000 of staff salaries that were shifted to Year 2000 project, $69,000 for system upgrades or replacements, $16,000 for customer communications, and $16,000 for lawyer and consultant fees and other miscellaneous costs.

     (2)  Cash and Due From Banks

          The Bank is required to maintain reserves with the Federal Reserve Bank based on a percentage of deposit liabilities. Aggregate reserves of $0 and $6,767,000 were required at December 31, 1999 and 1998, respectively. The Bank has met its average reserve requirements during 1999 and 1998 and the minimum required balance at December 31, 1999 and 1998.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     (3)  Investment Securities

          The amortized cost and estimated market values of investments in debt and equity securities at December 31, 1999 are summarized as follows:

                                                                                                          Estimated
                                                  Amortized           Unrealized      Unrealized           Market
                                                    Cost                Gains           Losses              Value
                                             ------------------    ------------------  -------------    -------------

         Investment securities available
                for sale:
              U.S. Treasury securities       $     15,007,037               29,708       (50,895)          14,985,850
              Securities of U.S.
                government agencies
                and corporations                   21,529,693                    -       (662,663)         20,867,030
              Obligations of U.S.
                corporations                       22,008,003                4,366       (535,027)         21,477,342
              Obligations of states and
                political subdivisions             67,460,149              466,866      (1,976,821)        65,950,194
              Mortgage backed
                securities                         10,168,828                  125       (174,486)          9,994,467
                                             ------------------    ------------------  -------------    -------------
              Total debt securities                136,173,710             501,065      (3,399,892)       133,274,883
              Other securities                       2,176,800                   -                          2,176,800
                                             ------------------    ------------------  -------------    -------------
                                             $     138,350,510             501,065      (3,399,892)       135,451,683
                                             ==================    ==================  =============    ==============


          During the year ended December 31, 1999, the Bank became a member of the Federal Home Loan Bank (FHLB). To become a member, the Bank had to purchase FHLB stock which is carried at cost and had a balance of $1,066,800 as of December 31, 1999.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



(3)  Investment Securities

     The amortized cost and estimated market values of investments in debt securities at December 31, 1998 are summarized as follows:


                                                                                                      Estimated
                                              Amortized         Unrealized      Unrealized            Market
                                                Cost               Gains          Losses              Value
                                         --------------------    ---------------  -----------     ----------------
  Investment securities available
     for sale:
        U.S. Treasury securities        $      28,103,062            542,943             -          28,646,005
        Securities of U.S.
          government agencies
          and corporations                      8,183,401             70,473             -           8,253,874
        Obligations of U.S.
          corporations                         12,698,444            241,899        (2,778)         12,937,565
        Obligations of states and
          political subdivisions               64,322,726          2,696,813       (75,003)         66,944,536
        Mortgage backed
          securities                            9,755,732             18,857       (67,290)          9,707,299
                                         --------------------    ---------------  -----------     ----------------

        Total debt securities                 123,063,365          3,570,985       (145,071)       126,489,279
        Other securities                        1,060,000                  -              -          1,060,000
                                         --------------------    ---------------  -----------     ----------------
                                       $      124,123,365          3,570,985       (145,071)       127,549,279
                                         ====================    ===============  ===========     ================


The amortized cost and estimated market value of debt securities at December 31, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                              Estimated
                                                                     Amortized                Market
                                                                        Cost                  Value
                                                               ---------------------    -------------------
      Due in one year or less                                 $         16,517,106            16,519,844
      Due after one year through five years                             65,525,353            64,676,453
      Due five years through ten years                                  37,604,005            36,390,057
      Due after ten years                                               18,704,046            17,865,329
                                                               ---------------------     ------------------
               Total debt and equity securities               $        138,350,510           135,451,683
                                                               =====================     ==================


Investment securities carried at $17,464,268 and $13,655,752 at December
31, 1999 and 1998, respectively, were pledged to secure public deposits or for other purposes as required or permitted by law.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



(4)  Loans

     The composition of the Bank's loan portfolio at December 31, is as follows:


                                          1999                   1998
                                     ---------------        ----------------
     Commercial                         83,970,454            68,069,088
     Real estate:
          Mortgage                      34,404,344            14,818,975
          Construction                  36,044,291            42,363,493
     Installment                         6,327,989             5,794,366
     Other loans                           139,182               319,256
                                      ---------------        ----------------
                                        160,886,260           131,365,178
     Allowance for loan losses          (7,825,255)           (8,144,450)
     Net deferred origination fees        (787,233)             (583,179)
                                     ---------------        ----------------
          Loans, net                $  152,273,772            122,637,549
                                     ===============        ================


     The Bank's customers are primarily located in Solano and Yolo Counties. As of December 31, 1999, approximately 22% of the Bank's loans are for real estate construction. Additionally 21% of the Bank's loans are mortgage type loans which are secured by both commercial and residential real estate. Approximately 52% of the Bank's loans are for general commercial uses including professional, retail, agricultural and small businesses. Generally, real estate loans are secured by real and commercial property and other loans are secured by funds on deposit, business or personal assets. Repayment is generally expected from the proceeds of the sales of property for real estate construction loans, and from cash flows of the borrower for other loans. The Bank's access to this collateral is through foreclosure and/or judicial procedures. The Bank's exposure to credit loss if the real estate or other security proved to be of no value is the outstanding loan balance.

     Loans which were sold and were being serviced by the Bank totaled approximately $54,550,621 and $45,519,795 at December 31,1999 and 1998,
     respectively. The Bank's servicing assets related to sold loans were immaterial at December 31, 1999 and 1998.

     Effective July 1, and October 1, 1999, the Bank transferred $25,567,000 and $3,656,000, respectively, held for sale portfolio to their loans held to maturity portfolio.

     Nonaccrual loans totaled approximately $528,000, $1,702,000 and $2,064,000 at December 31, 1999, 1998 and 1997, respectively. If interest on these nonaccrual loans had been accrued, such income would have approximated $32,000, $133,000 and $199,000 during the years ended December 31, 1999,
     1998 and 1997, respectively.

     The Bank did not restructure any loans in 1999 or 1998.

                          FIRST NORTHERN BANK OF DIXON
                         Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due. Impaired loans totaled approximately $528,000 and $1,702,000 at December 31, 1999 and 1998, respectively, and had valuation allowances of $141,000 and $347,000 at December 31, 1999 and 1998, respectively. The average outstanding balance of impaired loans was $1,131,000, $2,139,000 and $5,385,000, on which $50,000, $64,000 and
     $115,000 of interest income was recognized for the years ended December 31, 1999, 1998 and 1997, respectively.

     Loans in the amount of $1,145,852 and $1,341,300 at December 31, 1999 and 1998, respectively, were pledged to secure potential borrowings from the Federal Reserve Bank.

     Changes in the allowance for loan losses for the years ended December 3 1, are summarized as follows:


                                        1999         1998           1997
                                    ------------- ------------  -------------

     Balance, beginning of year     $ 8,144,450   7,355,536      8,403,253
     Provision (recovery credited)
          charged to operations       (800,000)     760,000      2,115,500
     Loans charged-off                (156,945)    (782,399)    (3,625,674)
     Recoveries of loans
          previously charged-off       637,750      811,313        462,457
                                    ------------- ------------  -------------
          Balance, end of year      $7,825,255     8,144,450      7,355,536
                                    ============= ============  =============

(5)  Premises and Equipment

     Premises and equipment consist of the following at December 31:


                                                    1999               1998
                                              --------------    ---------------

          Land                               $   1,394,455           1,370,455
          Buildings                              4,527,074           4,274,175
          Furniture and equipment                7,840,540           7,681,763
          Leasehold improvements                   567,194             557,123
                                             ---------------     ---------------
                                                14,329,263          13,883,516
            Less accumulated depreciation        8,297,552           7,509,895
                                             ---------------     ---------------
                                             $   6,031,711           6,373,621
                                             ===============     ===============

     Depreciation expense included in occupancy and equipment expense, is $1,085,770, $863,978 and $777,390 for the years ended December 31, 1999,
     1998 and 1997, respectively.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997





 (6) Other Assets

     Other assets consisted of the following at December 31:

                                              1999                 1998
                                          ------------       ---------------
      Accrued interest                  $   3,582,710           3,317,056
      Other real estate owned, net                  -             905,634
      Software, net of amortization           429,331             373,846
      Prepaid and other                     1,714,306           2,130,585
      Deferred tax assets, net              3,744,268           1,815,678
                                          ------------       ---------------
                                         $   9,470,615           8,542,799
                                          ============       ===============

     The Bank amortizes capitalized software costs on a straight-line basis using a useful life from three to five years.

     Changes in the allowance for losses on other real estate owned at December 31 are summarized as follows:

                                               1999           1998             1997
                                           -----------   -------------    -------------


       Balance, beginning of year          $     --         1,929,992        2,651,622
       Provision charged to operations           --                --               --
       Charge-offs, net of recoveries            --        (1,929,992)        (721,630)
                                            -----------   -------------    -------------
                Balance, end of year       $     --                --        1,929,992
                                            ===========   =============    =============


(7)  Income Taxes

     The provision for income tax expense consists of the following for the years ended December 31



                                          1999                1998                 1997
                                   ----------------     --------------          -------------
            Current:
               Federal            $      1,017,760            514,831              (56,866)
               State                       502,377            273,136              (38,023)
                                   ----------------     --------------          -------------
                                         1,520,137            787,967              (94,889)
                                   ----------------     --------------          -------------
            Deferred:
               Federal                     456,893            277,736              249,320
               State                       144,413            159,161              271,713
                                   ----------------     --------------          -------------
                                           601,306            436,897              521,033
                                   ----------------     --------------          -------------
                                  $      2,121,443          1,224,864              426,144
                                   ================     ==============          =============


                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 consist of:


                                                                             1999                      1998
                                                                      -----------------           -------------

      Deferred tax assets:
         Allowance for loan losses                                    $        2,196,918              2,747,637
         Allowance for write-downs of other real estate
            owned                                                                      -                 31,923
         Deferred compensation                                                   105,509                119,208
         Alternative minimum tax carryover                                       695,603                978,079
         Current state franchise taxes                                           178,228                 92,866
         Other                                                                         -                144,674
         Investment securities unrealized losses                               1,159,531                      -
                                                                       -----------------           -------------
                 Deferred tax assets                                           4,335,789              4,114,387
                 Less valuation allowance                                              -              (192,000)
                                                                       -----------------           -------------
                 Total deferred tax assets                                     4,335,789              3,922,387
      Deferred tax liabilities:
         Fixed assets                                                            276,986                371,798
         State franchise taxes                                                   190,713                285,712
         Other                                                                   123,822                 78,834
         Investment securities unrealized gains                                        -              1,370,365
                                                                       -----------------           -------------
                 Total deferred tax liabilities                                  591,521              2,106,709
                                                                       -----------------           -------------
                   Net deferred tax assets                            $        3,744,268              1,815,678
                                                                       =================           ============


     The valuation allowance for deferred tax assets decreased by $192,000 in 1999. The reduction was the result of net changes in temporary differences, improved operating results in 1999 and projected operating results in 2000. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences.

                          FIRST NORTHERN BANK OF DIXON
                         Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     A reconciliation of income taxes computed at the federal statutory rate of 34% and the provision for income taxes is as follows:


                                                          1999                   1998                1997
                                                     -------------           -------------       --------------

     Income tax expense at statutory rates         $    2,109,506              1,436,740            732,976
     Reduction for tax exempt interest                   (475,051)              (548,693)          (484,308)
     State franchise tax, net of federal
          income tax benefit                              426,881                285,316            154,235
     Change in beginning of year valuation.
          allowance                                      (192,000)                     -                  -
     Other                                                252,107                 51,501             23,241
                                                     -------------           -------------       --------------
                                                  $     2,121,443              1,224,864            426,144
                                                     =============           =============       ==============


(8)  Outstanding Shares and Earnings Per Share

     On September 30, 1998, the Board of Directors authorized a two-for-one stock split of the Bank's common stock in which each share of the Bank's common stock was converted into two shares. Consequently, all related information in this report has been restated to reflect the effect of the stock split.

     On January 20, 2000, the Board of Directors of the Bank declared a 6% stock dividend payable as of March 31, 2000. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

     Earnings  Per Share (EPS)

     Basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997 were computed as follows:

                                                         1999                1998                 1997
                                                      -----------        ------------         -----------

Basic  earnings per share:
     Net income                                      $ 4,082,985           3,000,843           1,729,669
                                                      -----------        ------------         -----------
     Weighted average common shares
          outstanding                                  3,276,362           3,276,230           3,267,942
                                                      -----------        ------------         -----------
     Basic EPS                                       $    1.25               0.92                 0.53
                                                      ===========        ============         ===========
 Diluted earnings per share:

     Net income                                      $ 4,082,985           3,000,843            1,729,669
                                                      -----------        ------------         -----------
     Denominator:
          Weighted average common stock
               outstanding                             3,276,362           3,276,230            3,267,942
          Weighted average options
                outstanding                               12,837               8,028                4,064
                                                      -----------        ------------         -----------
                                                       3,289,199           3,284,258            3,272,006
                                                      -----------        ------------         -----------
          Diluted EPS                                $   1.24                 0.91                 0.53
                                                      ===========        ============         ============


                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997


(9)  Related Party Transactions

     The Bank, in the ordinary course of business, has loan and deposit transactions with directors and executive officers. In management's opinion, these transactions were on substantially the same terms as comparable transactions with other customers of the Bank. The amount of such deposits totaled approximately $918,000 and $938,000 at December 31, 1999 and 1998, respectively.

     The following is an analysis of the activity of loans to executive officers and directors for the years ended December 31:

                                                       1999                   1998              1997
                                                    -----------          ------------       ------------

     Outstanding balance, beginning of year        $   586,000             2,100,000         4,388,000
     Credit granted                                    341,000               377,000         1,886,000
     Repayments                                       (639,000)           (1,891,000)        (4,174,000)
                                                    -----------          ------------       ------------
     Outstanding balance, end of year              $  288,000               586,000          2,100,000
                                                    ===========          ============       ============

(10)      Profit Sharing Plan

     The Bank maintains a profit sharing plan for the benefit of its employees. Employees who have completed 12 months and 1,000 hours of service are eligible. Under the terms of this plan, a portion of the Bank's profits, as determined by the Board of Directors, will be set aside and maintained in a trust fund for the benefit of qualified employees. Contributions to the plan, included in salaries and employee benefits in the statements of income, were $653,915, $579,197 and $123,122 in 1999, 1998 and 1997, respectively.

(11) Stock Compensation Plans

     At December 31, 1999, the Bank has three stock-based compensation plans, which are described below. Had compensation cost for the Bank's three stock-based compensation plans been determined consistent with the fair value method, the Bank's net income and income per share would have been reduced to pro forma amounts indicated below:


     Net income:
          As reported                   $ 4,082,985         3,000,843               1,729,669
                                        ===========       ===========             ===========
          Pro forma under SFAS No. 123  $ 3,906,110         2,854,677               1,636,746
                                        ===========       ===========             ===========
     Basic earnings per share:
          As reported                   $  1.25               0.92                    0.53
                                        ===========       ===========             ===========
          Pro forma under SFAS No. 123  $  1.19               0.87                    0.50
                                        ===========       ===========             ===========
     Diluted earnings per share:
          As reported                   $  1.24               0.91                    0.53
                                        ===========       ===========             ===========
          Pro forma under SFAS No. 123  $  1.19               0.87                    0.50
                                        ===========       ===========             ===========

     Fixed Stock Option Plans

     The Bank has two fixed option plans. Under the 1997 Employee Stock Option Plan, the Bank may grant options to an employee for an amount up to 25,000 shares of common stock each year. There arc 551,250 shares authorized under the plan. The plan will terminate February 27, 2007. The Compensation Committee of the Board of Directors is authorized to prescribe the terms and conditions of each option, including exercise price, vestings or duration of the option.

     Under the 1997 Outside Directors Nonstatutory Stock Option Plan, the Bank may grant options to an outside director for an amount up to 6,615 shares of common stock. There are 165,375 shares authorized under the Plan. The Plan will terminate February 27, 2007. The exercise price of each option equals the market price of the Bank's stock on the date of grant, and an option's maximum term is five years. Options vest at the rate of 20% per year beginning on the grant date. Other than a grant of 6,615 shares to a

                                      -167

     new director, any future grants require shareholder approval.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     The weighted average fair value at date of grant for options granted during years ended December 31, 1999, 1998 and 1997, was $6.66, $4.36 and $4.78
     per share, respectively. The fair value of each option grant was estimated on the date of the grant using Black-Scholes option-pricing model with the following assumptions:

                                           1999               1998                1997
                                        -----------       -----------          -----------

      Expected dividend yield               0.0%               0.0%                0.0%
      Expected volatility                 23.00%             22.89%              15.26%
      Risk-free interest rate              6.39%              4,73%               5.42%
      Expected term in years                 10                5.5                   3

     Stock option activity for the outside directors stock option plan and the employee stock option plan during the periods indicated is as follows:


                                               Outside Directors                            Employee Stock
                                               Stock Option Plan                              Option Plan
                                         --------------------------------         ----------------------------------
                                                               Weighted-                                 Weighted
                                           Number of            Average             Number of             Average
                                            Shares           Exercise Price           Shares           Exercise Price
                                         --------------  -----------------        ---------------   ------------------


  Balance at December 31, 1996                    -     $             -                     -     $            -
     Granted                                72,765                11.11                39,690              12.70
     Exercised                              (1,323)               11.11                     -                  -
     Forfeited                              (5,292)               11.11                     -                  -
     Expired                                      -                  -                     -                  -
                                         -----------    ---------------           ------------      ---------------
  Balance at December 31, 1997              66,150                11.11                39,690              12.70
     Granted                                      -                   -                64,050              13.51
     Exercised                              (1,323)               11.11                     -                  -
     Forfeited                                                        -                     -                  -
     Expired                                      -                   -                     -                  -
                                         -----------    ---------------           ------------      ---------------
  Balance at December 31, 1998              64,827                11.11               103,740              13.19
     Granted                                      -                   -                33,390              12.86
     Exercised                                                                              -                  -
     Forfeited                              (5,292)               11.11                     -                  -
     Expired                                                          -                     -                  -
                                         -----------    ---------------           ------------      ---------------
  Balance at December 31, 1999              59,535      $         11.11               137,130     $        13.11
                                         ===========    ===============           ============     ================



     At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of all outstanding options was $11.11 - $13.51 and 5.43 years, respectively.

     Options exercisable as of December 31 were 91,833 shares in 1999, 45,160 shares in 1998 and 19,200 shares in 1997, at a weighted-average exercise price of $12.32, 12.57 and $12.91, respectively.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     Employee Stock Purchase Plan

     Under the 1997 Employee Stock Purchase Plan, the Bank is authorized to issue to an eligible employee shares of common stock. There are 551,250 shares authorized under the plan. The plan will terminate February 27, 2007. An eligible employee is one who has been continually employed for at least ninety (90) days prior to commencement of a participation period. Under the terms of the Plan, employees can choose to have up to 10 percent of their compensation withheld to purchase the Bank's common stock each participation period. The purchase price of the stock is 85 percent of the lower of the fair market value on the last trading day before the Date of Participation or the fair market value on the last trading day during the participation period. Approximately 50 percent of eligible employees are participating in the Plan in the current participation period, which began November 24, 1999. At the end of the participation period, which began November 24, 1998 and ended November 23, 1999, there were $89,622 in contributions, and 7,725 shares were purchased at $11.53 totaling $89,104.

(12) Commitments and Contingencies

     The Bank is obligated for rental payments under certain operating lease agreements, some of which contain renewal options. Total rental expense for all leases included in net occupancy and equipment expense amounted to approximately $464,403, $471,251 and $407,206 for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, the future minimum payments under noncancelable operating leases with initial or remaining terms in excess of one year are as follows:

                  Year Ended
                  December 31:
                  ------------
                      2000                            $          274,375
                      2001                                       295,160
                      2002                                       251,155
                      2003                                       194,340
                      2004                                       158,380
                      Thereafter                                 140,400
                                                       -----------------
                                                      $        1,313,810
                                                       =================

                          FIRST NORTHERN BANK OF DIXON
                         Notes to Financial Statements
                        December 31, 1999,1998 and 1997



     At December 31, 1999, the aggregate maturities for time deposits are as follows:

                   Year Ended
                   December 31:
                   ------------
                       2000                            $       103,915,893
                       2001                                      5,038,751
                       2002                                      1,212,769
                       2003                                        414,693
                       2004                                        122,091
                                                          ----------------
                                                       $       110,704,197
                                                          ================

     The Bank is subject to various legal proceedings in the normal course of its business. In the opinion of management, after having consulted with legal counsel, the outcome of the legal proceedings should not have a material effect on the financial condition or results of operations of the Bank.

(13) Financial Instruments with Off-Balance Sheet Risk

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Financial instruments whose contract amounts represent credit risk at December 31, 1999 are as follows:

          Undisbursed loan commitments                   $     76,100,895
          Standby letters of credit                             3,600,611
                                                          ---------------
                                                         $     79,701,506
                                                          ===============

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inve itory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     Commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans. As of December 31, 1999, the Bank has no off-balance sheet derivatives requiring additional disclosure.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



(14) Capital Adequacy and Restriction on Dividends

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below).

     First, a bank must meet a minimum Tier I Capital ratio (as defined in the regulations) ranging from 3% to 5% based upon the bank's CAMELS (capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market risk) rating.

     Second, a bank must meet minimum Total Risk-Based Capital to risk-weighted assets ratio of 8%. Riskbased capital and asset guidelines vary from Tier I capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk-based capital guidelines is that banks with high exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. In addition, a bank must meet minimum Tier I Capital to average assets ratio.

     Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet the minimum ratios as set forth above. There are no conditions or events since that notification that management believes have changed the institution's category.

                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     The Bank's actual capital amounts and ratios as of December 31, 1999 are as follows:


                                                                                                 To Be Well Capitalized
                                                                   For Capital Adequacy          Under Prompt Corrective
                                          Actual                         Purposes:                 Action Provisions:
                                    --------------------          -----------------------        ------------------------
                                    Amount         Ratio           Amount         Ratio           Amount         Ratio
                                    ------         -----           ------         -------         -------        ------


 Total Risk-Based Capital (to
     Risk Weighted Assets)      $ 35,454,000         14.9%      $ 19,027,000       8.0%         $ 23,784,000      10.0%
  Tier I Capital (to Risk
     Weighted Assets)             32,421,000         13.6%         9,514,000       4.0%           14,270,000       6.0%
  Tier I Capital (to Average
     Assets)                      32,421,000          8.7%        14,962,000       4.0%           18,703,000       5.0%


     The Bank's actual capital amounts and ratios as of December 31, 1998 are as follows:


                                                                                                 To Be Well Capitalized
                                                                        For Capital              Under Prompt Corrective
                                          Actual                    Adequacy Purposes:             Action Provisions:
                                    --------------------           --------------------          ------------------------
                                    Amount         Ratio           Amount         Ratio           Amount         Ratio
                                    ------         -----           ------         -----           ------         -----


  Total Risk-Based Capital (to
     Risk Weighted Assets)    $ 32,300,000         16.0%       $ 16,159,000       8.0%        $ 20,199,000        10.0%
  Tier I Capital (to Risk
     Weighted Assets)           29,706,000         14.7%          8,079,000       4.0%          12,119,000         6.0%
  Tier I Capital (to Average
     Assets)                    29,706,000          8.9%         13,374,000       4.0%          16,717,000         5.0%


     Cash dividends are restricted under California state banking laws to the lesser of the Bank's retained earnings or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period.

                          FIRST NORTHERN BANK OF DIXON
                         Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



(15) Fair Values of Financial Instruments

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents

          The carrying amounts reported in the balance sheet for cash and short-term instruments are a reasonable estimate of fair value.

          Investment securities

          Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans receivable

          For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

          Commitments to extend credit and standby letters of credit

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

          Deposit liabilities

          The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

          Limitations

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, property, plant, equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in may of the estimates.

                          FIRST NORTHERN BANK OF DIXON
                         Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     The estimated fair values of the Bank's financial instruments are approximately as follows:


                                                                        1999
                                                         -----------------------------------
                                                            Carrying              Fair
                                                            Amount                Value

     Financial assets:

       Cash and federal funds sold                          57,106,000           57,106,000

       Investment securities                               135,452,000          135,452,000
       Loans:
            Fixed rate:
               Commercial and construction                  11,187,000           10,818,000
               Mortgage                                     40,485,000           37,017,000
               Consumer                                      5,353,000            5,109,000
                                                       ---------------          ------------
                     Total fixed rate                       57,025,000           52,944,000

            Variable rate                                  103,861,000          104,296,000
            Less allowance for loan losses                  (7,825,000)          (7,825,000)
            Net deferred origination fees                     (787,000)            (787,000)
                                                       ---------------          ------------
                    Net loans                         $    152,274,000          148,628,000
                                                       ===============          ============
            Loans hold for sale                       $     10,657,000           10,667,000
                                                       ===============          ============
       Financial liabilities:
         Deposits:
           Demand                                     $    224,926,000          224,926,000
           Certificate of deposits                         110,704,000          110,404,000
                                                       ---------------          ------------
                    Total deposits                    $    335,630,000          335,330,000
                                                       ===============          ============



                                                 Contract                  Carrying               Fair
                                                 Amount                     Amount                Value
                                               --------------            --------------       ------------


    Unrecognized financial instruments:
       Commitments to extend credit               $  76,101,000                  --              571,000
                                                ===============           =========             =========
       Standby letters of credit                  $   3,600,000                  --               36,000
                                                ===============           =========             =========


                          FIRST NORTHERN BANK OF DIXON
                          Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



     The estimated fair values of the Bank's financial instruments are approximately as follows:


                                                                                         1998
                                                                      ---------------------------------------
                                                                          Carrying                 Fair
                                                                          Amount                   Value
                                                                      ---------------------------------------
  Financial assets:
     Cash and federal funds sold                                   $       49,185,000           49,185,000
                                                                     ================          ===========
     Investment securities                                         $      127,549,000          127,549,000
                                                                     ================          ===========
     Loans:
        Fixed rate:
          Commercial and construction                              $       17,426,000           17,275,000
          Mortgage                                                          2,676,000            2,691,000
          Consumer                                                          4,683,000            4,684,000
                                                                      ---------------          -----------
                  Total fixed rate                                         24,785,000           24,650,000

        Variable rate                                                     106,580,000          103,368,000
        Less allowance for loan losses                                     (8)44,000)          (8,144,000)
        Net deferred origination fees                                       (583,000)            (583,000)
                                                                      ---------------          -----------
                   Net loans                                        $      122,638,000          119,291,000
                                                                     ================          ===========
        Loans held for sale                                        $       29,021,000           29,596,000
                                                                     ================          ===========
  Financial liabilities:
     Deposits:
        Demand                                                     $      199,394,000          199,394,000
        Certificate of deposits                                           109,909,000          110,410,000
                                                                     ---------------          -----------
                  Total deposits                                   $      309,303,000          309,804,000
                                                                     ================          ===========




                                                   Contract         Carrying                   Fair
                                                   Amount            Amount                    Value
                                               ---------------   -------------           --------------
  Unrecognized financial instruments:
     Commitments to extend credit             $   63,853,000           --                  479,000
                                               ===============   =============           ==============
     Standby letters of credit                $      713,000           --                    7,000
                                               ===============   =============           ==============

                          FIRST NORTHERN BANK OF DIXON
                         Notes to Financial Statements
                        December 31, 1999, 1998 and 1997



(16) Supplemental Statements of Cash Flows Information

     Supplemental disclosures to the Statements of Cash Flows for the years ended December 31, are as follows:


                                                                    1999          1998            1997
                                                                 ----------     ----------    ------------

      Supplemental disclosure of cash flow information:
         Cash paid during the year for:
          Interest                                           $   7,923,311      8,436,720      7,996,605
                                                              =============    ===========    ============
          Income taxes                                       $   1,779,000      1,705,100         34,000
                                                              =============    ===========    ============
     Supplemental disclosure of noncash investing and
       financing activities:
         Loans transferred to other real estate                         --      1,194,758      1,461,935
                                                              =============    ===========    ============
         Stock dividend distributed                          $   2,055,480      2,017,269      1,281,480
                                                              =============    ===========    ============
         Loans held for sale transferred to loans            $  29,223,000            --             --
                                                              =============    ===========    ============



(17) Subsequent Event

     On January 6, 2000, the Board of Directors of the Bank approved the creation of a bank holding company to be called "First Northern Community Bancorp" to be effected through a corporate reorganization in which the Bank will become a wholly-owned subsidiary of First Northern Community Bancorp.

ITEM 9 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable



                                    PART III
                                    --------

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

(a) Directors of the Bank

The information called for by this item with respect to director information is incorporated herein by reference from the sections of the Bank's proxy statement for the 2000 Annual Meeting of Shareholders entitled "Security Ownership of Management" and "Nomination and Election of Directors".



(b)  Principal Officers of the Bank


                   Name of Officer/Position Held                          Age*                     Position Held Since
                   -----------------------------                          ---                      -------------------

                   Owen J. Onsum / President, CEO                          55                            01/01/97

          Robert M. Walker / Sr. VP, Branch Administrator                  49                            09/01/91

           Donald J. Fish / Sr. VP, Senior Credit Officer                  60                            01/06/97

                 Louise A. Walker / Sr. VP, Cashier                        39                            01/01/97

* as of February 29, 2000.






Owen J. Onsum is President and Chief Executive Officer of the Bank. Prior to that appointment on January 1 1997, Mr. Onsum served as the Bank's Executive Vice President for 15 years.

Robert M. Walker is Senior Vice President and Branch Administrator of the Bank. Prior to that appointment on September 1, 1991, Mr. Walker was a Branch Manger at the Bank's West Sacramento Branch.

Donald J. Fish is Senior Vice President and Senior Credit Officer of the Bank. Prior to that appointment on January 6, 1997, Mr. Fish was Executive Vice President and Senior Credit Officer with Valliwide Bank for ten years.

Louise A. Walker is Senior Vice President and Cashier of the Bank. Prior to that appointment on January 1, 1997, Mrs. Walker was the Bank's Vice President and Cashier for eight years.

None of the principal officers was selected pursuant to any arrangement or understanding other than with the directors and officers of the Bank acting in their capacities as such.

(c)  Family Relationships and Involvement in certain Legal Proceedings.

     NONE

ITEM 11 - EXECUTIVE COMPENSATION

The information called for by this item is incorporated by reference herein to the sections of the Bank's proxy statement for the 2000 Annual Meeting of Shareholders entitled "Nomination and Election of Directors" and "Executive Compensation."


ITEM 12 -   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information called for by this item is incorporated herein by reference from the sections of the Bank's proxy statement for the 2000 Annual Meeting of Shareholders entitled "Security Ownership of Management" and "Nomination and Election of Directors".


ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information called for by this item is incorporated herein by reference from the sections of the Bank's proxy statement for the 2000 Annual Meeting of Shareholders entitled "Report of Compensation Committee of the Board of Directors on Executive Compensation" "Indebtedness of Management," "Indebtedness of Certain Directors" and "Transactions with Management."

                                     PART IV
                                     -------

   ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A)  Financial Statements and Financial Statement Schedules filed:

     Reference is made to the Index to Financial Statements under Item 8 in
     Part II of this Form 10-K

(B)  Reports on Form 8-K:

     The Bank did not file any reports on Form 8-K during the last quarter of the year ended December 31,1999.

(C)  Exhibits:

     The following is a list of all exhibits filed as part of this Annual Report on Form 10-K.

       Exhibit
       Number                                           Exhibit
       -------                                          -------

            3.1(1)  Articles of Incorporation of the Bank, as amended.

            3.2(2)  Certificate of Amendment to Articles of Incorporation.

            3.3(3)  By-laws of the Bank, as amended.

            4.1(4)  Form of Common Stock Certificate

           10.1(5)  First Northern Bank of Dixon 1997 Stock Option Plan.

           10.2(6)  Amended and Restated First Northern Bank of Dixon Outside Directors 1997 Nonstatutory
                    Stock Option Plan.

           10.3(5)  First Northern Bank of Dixon 1997 Employee Stock Purchase Plan.

           10.4(4)  First Northern Bank of Dixon 1997 Stock Option Plan Forms "Incentive Stock Option Agreement." and
                    "Notice of Exercise of Stock Option"

           10.5(4)  First Northern Bank of Dixon Amended and Restated Outside Directors 1997 Nonstatutory
                    Stock Option Plan Forms "Nonstatutory Stock Option Agreement" and "Notice of Exercise of
                    Stock Option"

           10.6(4)  First Northern Bank of Dixon 1997 Employee Stock Purchase Plan Forms "Participation Agreement" and
                    "Notice of Withdrawal"

           11       Statement of Computation of Per Share Earnings (See Page 43 of this Form 10-K)

           21(7)     Subsidiaries of the Bank

          24        Power of Attorney (See Page 64) of this Form 10-K)

-------------------------------------------------------------------------------------------------------------------------

1. Filed with the Bank's Annual Report on Form F-1 for the fiscal year ended December 31, 1986.

2. Filed with the Bank's Annual Report on Form F-2 for the fiscal year ended December 31, 1989.

3. Filed with the Bank's Annual Report on Form F-2 for the fiscal year ended December 31, 1993.

4. Filed with the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

5. Filed with the Bank's definitive proxy statement for the 1997 Annual Meeting of Shareholders.

6. Filed with the Bank's definitive proxy statement for the Special Meeting of Shareholders held on September 11, 1997.

7. Filed with the Bank's Annual Report on Form F-2 for the fiscal year ended December 31, 1996.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 16, 2000.

                          FIRST NORTHERN BANK OF DIXON

                          By:  /s/ Owen J. Onsum
                             ----------------------------

                                 Owen J. Onsum
                                 President/Chief Executive Officer/Director
                                 (Principal Executive Officer)



                                POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes a



Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.




                  Name                                                   Title                                       Date
                  ----                                                   -----                                       ----



/s/ Owen J. Onsum                                               President/Chief Executive Officer                  3/16/00
--------------------------------------------------------                                                      ------------------
Owen J. Onsum                                             (Principal Executive Officer) and Director


/s/ Louise A. Walker                                             Senior Vice President/Cashier                     3/16/00
--------------------------------------------------------                                                      ------------------
Louise A. Walker                                                 (Principal Financial Officer)


/s/ Stanley R. Bean                                                Vice President/Controller                       3/16/00
--------------------------------------------------------                                                      ------------------
Stanley R. Bean


/s/ Lori J. Aldrete                                                        Director                                3/16/00
--------------------------------------------------------                                                      ------------------
Lori J. Aldrete


/s/ Frank J. Andrews, Jr.                                                  Director                                3/16/00
--------------------------------------------------------                                                      ------------------
Frank J. Andrews, Jr.


/s/ John M. Carbahal                                                       Director                                3/16/00
--------------------------------------------------------                                                      ------------------
John M. Carbahal


/s/ Gregory DuPratt                                                        Director                                3/16/00
--------------------------------------------------------                                                      ------------------
Gregory DuPratt


/s/ John F. Hamel                                                          Director                                3/16/00
--------------------------------------------------------                                                      ------------------
John F. Hamel


/s/ Diane P. Hamlyn                                                        Director                                3/16/00
--------------------------------------------------------                                                      ------------------
Diane P. Hamlyn


/s/ William H. Jones, Jr.                                                  Director                                3/16/00
--------------------------------------------------------                                                      ------------------
William H. Jones, Jr.
                                     -181-


/s/ Foy S. McNaughton                                                      Director                                3/16/00
--------------------------------------------------------                                                      ------------------
Foy S. McNaughton


/s/ David W. Schulze                                                       Director                                3/16/00
--------------------------------------------------------                                                      ------------------
David W. Schulze


/s/ Thomas S. Wallace                                                      Director                                3/16/00
--------------------------------------------------------                                                      ------------------
Thomas S. Wallace



                                      -64-

                                     -182-
-